Execution Version

STOCK PURCHASE AGREEMENT
BY AND AMONG
TOWER BIOSECURITY, INC.,
GINKGO BIOWORKS, INC.,
GINKGO BIOSECURITY, LLC,
and
GINKGO BIOWORKS HOLDINGS, INC., SOLELY FOR THE PURPOSES SET FORTH IN SECTION 11.09
Dated as of February 26, 2026

Page
Section 1.01    Certain Definitions    1
Section 1.02    Other Terms    13
Section 1.03    Other Definitional Provisions    13
Section 1.04    Interpretive Matters    14
ARTICLE II PURCHASE AND SALE OF SHARES    14
Section 2.01    Purchase and Sale of Shares    14
Section 2.02    Closing    14
Section 2.03    Closing Deliveries    15
Section 2.04    Shared Contracts    16
Section 2.05    Excluded Liabilities    16
Section 2.06    Withholding    16
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY    17
Section 3.01    Organization and Qualification    17
Section 3.02    Authority/Binding Effect    17
Section 3.03    Financial Statements    18
Section 3.04    Absence of Certain Changes or Events    18
Section 3.05    Ownership of Interests/Capitalization    18
Section 3.06    Consents and Approvals/No Violation    19
Section 3.07    Absence of Litigation    19
Section 3.08    Related Party Agreements    19
Section 3.09    Permits/Compliance with Laws    20
Section 3.10    No Undisclosed Liabilities    20
Section 3.11    Employee Benefit Plans    21
Section 3.12    Material Contracts    24
Section 3.13    Personal Property; Sufficiency of Assets    25
Section 3.14    Environmental Matters    26
Section 3.15    Real Property    26
Section 3.16    Labor and Employment Matters    27
Section 3.17    Insurance    29
Section 3.18    Intellectual Property    29
Section 3.19    Taxes    31
Section 3.20    Brokers    34
Section 3.21    Anti-Corruption and Trade Compliance    34
Section 3.22    Customers, Suppliers and Distributors    35
Section 3.23    Government Contracts    35
Section 3.24    Data Security and Artificial Intelligence    39
i

(continued)
Page
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING SELLER    40
Section 4.01    Organization    40
Section 4.02    Authority/Binding Effect    40
Section 4.03    Consents and Approvals/No Violation    41
Section 4.04    Absence of Litigation    41
Section 4.05    Title    41
Section 4.06    Brokers    42
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER    42
Section 5.01    Organization    42
Section 5.02    Authority/Binding Effect    42
Section 5.03    Consents and Approvals/No Violation    43
Section 5.04    Absence of Litigation    43
Section 5.05    Operations of Purchaser    43
Section 5.06    Solvency    43
Section 5.07    Acquisition of Interests for Investment    43
Section 5.08    Brokers    44
ARTICLE VI COVENANTS    44
Section 6.01    Access to Records; Cooperation    44
Section 6.02    Public Statements    44
Section 6.03    Indemnification of Directors and Officers    45
Section 6.04    Assumption of Regulatory Obligations    46
Section 6.05    Mail and Other Communications    46
Section 6.06    Return of Assets; Transfer of Business Assets    46
Section 6.07    Unblocking License; Grant-Back License    48
Section 6.08    Confidentiality    48
Section 6.09    Novation    49
Section 6.10    Non-Solicit    50
Section 6.11    Conduct of the Business Prior to Closing    51
Section 6.12    Exclusivity    53
Section 6.13    Termination of Related Party Agreements; Intercompany Arrangements    54
Section 6.14    Notification of Certain Matters    54
Section 6.15    Ancillary Agreements    54
Section 6.16    Update    54
ARTICLE VII TAX MATTERS    55
Section 7.01    Transfer Taxes    55
Section 7.02    Tax Elections    55
Section 7.03    Tax Refunds    55
Section 7.04    Tax Returns    55

(continued)
Page
Section 7.05    Certain Tax Actions    57
Section 7.06    Purchase Price Adjustments    58
Section 7.07    Tax Sharing Agreements    58
Section 7.08    Allocation    58
ARTICLE VIII EMPLOYEE MATTERS    59
Section 8.01    Transferring Employees    59
Section 8.02    Severance Obligations    59
Section 8.03    Third-Party Rights    59
ARTICLE IX TERMINATION    59
Section 9.01    Termination    59
Section 9.02    Effect of Termination    61
ARTICLE X CONDITIONS TO CLOSING    61
Section 10.01    Conditions to Obligations of All Parties    61
Section 10.02    Conditions to Obligations of Purchaser    61
Section 10.03    Conditions to Obligations of Seller    62
ARTICLE XI INDEMNIFICATION    63
Section 11.01    Survival    63
Section 11.02    Indemnification by Seller    63
Section 11.03    Indemnification by Purchaser    64
Section 11.04    Certain Limitations    65
Section 11.05    Indemnification Procedures    66
Section 11.06    Tax Benefits    68
Section 11.07    Tax Treatment    68
Section 11.08    Exclusive Remedies    68
Section 11.09    Guarantee    68
ARTICLE XII MISCELLANEOUS    68
Section 12.01    Notices    68
Section 12.02    Amendment/Waiver, etc.    69
Section 12.03    Assignment    69
Section 12.04    Entire Agreement    70
Section 12.05    Fulfillment of Obligations    70
Section 12.06    Parties in Interest    70
Section 12.07    Expenses    70
Section 12.08    Governing Law/Jurisdiction/Waiver of Jury Trial    70
Section 12.09    Counterparts, Severability, etc.    71
Section 12.10    Headings, etc.    71
Section 12.11    Further Assurances    71
Section 12.12    Remedies    71
Section 12.13    Non-Recourse    72

(continued)
Page
Section 12.14    Certain Damages and Remedies    72
Section 12.15    Waiver of Conflicts    73
Section 12.16    Disclaimer    73
Section 12.17    Due Diligence Review    74

Exhibits
Exhibit A    Form of Stockholders Agreement
Exhibit B    Form of Transition Services Agreement
Exhibit C    Form of Subscription Agreement
Exhibit D    Form of Subcontract Pending Novation
Exhibit E    Form of Charter

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of February 26, 2026, by and among Tower Biosecurity, Inc., a Delaware corporation (“Purchaser”), Ginkgo Bioworks, Inc., a Delaware corporation (“Seller”), Ginkgo Biosecurity, LLC, a Delaware limited liability company (the “Company”) and, solely for the purposes set forth in Section 11.09, Ginkgo Bioworks Holdings, Inc., a Delaware corporation (“Seller Parent”).
W I T N E S S E T H:
WHEREAS, Seller directly or indirectly holds all of the issued and outstanding membership interests in the Company (the “Company Interests”);
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to accept from Seller, and Seller desires to contribute to Purchaser, all of the Company Interests held by Seller (the “Purchased Interests”) for the consideration described herein;
WHEREAS, prior to the Closing, the Funding Party or one of its Affiliates will contribute cash to Purchaser in exchange for preferred stock of Purchaser, pursuant to the terms and conditions set forth in that certain Subscription Agreement (the “Subscription Agreement”), dated as of the date hereof, by and between Purchaser and the Funding Party or such Affiliate;
WHEREAS, at the Closing, Seller will contribute the Company Interests to Purchaser and, in exchange therefore, Purchaser will issue to Seller shares of common stock of Purchaser with an aggregate value equal to the Total Equity Value, which will represent, as of the Closing, twenty percent (20%) of the total issued and outstanding equity of Purchaser on a fully diluted basis (the “Issued Purchaser Shares”) (collectively, the “Contribution and Exchange”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Seller’s and the Company’s execution of this Agreement, financing sources of Purchaser (the “Funding Party”) has executed and delivered to Seller a funding commitment (the “Funding Commitment”) pursuant to which, and subject to the terms and conditions thereof, the Funding Party has committed certain funds be invested in Purchaser.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:
Article I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS
Section 1.01Certain Definitions. As used in this Agreement, the following terms will have the meanings set forth or as referenced below:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.
“Agreement” means this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
“AI Systems” has the meaning set forth in Section 3.24(f).
“Anti-Corruption Laws” means applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act (as amended).
“Assets” has the meaning set forth in Section 3.13(a) hereof.
“Business” means the business of developing, manufacturing, marketing, commercializing, distributing, exporting, importing, servicing and selling of technological solutions for predicting, preventing, detecting, characterizing, attributing, and responding to biological threats as conducted by the Company and the Subsidiaries, as of the date hereof, but excluding all of the other businesses, activities and operations of Seller or any of its Affiliates (other than the Company and the Subsidiaries).
“Business Asset” means any asset used or held for use by Seller or its Affiliates (including the Company and the Subsidiaries) exclusively in the operation of, or otherwise exclusively relating to the Business as of the Closing; provided, that (a) the only Intellectual Property Rights that are a Business Asset is the Transferred IP, (b) the only tangible assets that are Business Assets are Transferred Tangible Assets and (c) the only Contracts that are Business Assets are Transferred Contracts.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are closed.
“Business Liability” means any Liabilities of Seller and its Affiliates to the extent arising out of, resulting from or related to the Business or the Business Assets other than the Excluded Liabilities.
“Charter” has the meaning set forth in Section 2.03(a).
“Click-Through Agreement” means any Contract entered into between the Company or a Subsidiary and a customer of the Company or a Subsidiary, which Contract was the Company’s or such Subsidiary’s, as applicable, standard terms and was not formally executed and signed by the parties thereto.
“Closing” has the meaning set forth in Section 2.02 hereof.
“Closing Date” has the meaning set forth in Section 2.02 hereof.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.
“Company Information Systems” has the meaning set forth in Section 3.18(i) hereof.
“Company Interests” has the meaning set forth in the recitals hereto.
“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, whether in writing, orally, electronically or otherwise, including the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate, and pricing structures, and accounting and business methods); (b) trade secrets, unpublished original works of authorship, proprietary Software, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data, and data bases relating thereto; (c) inventions, invention disclosures, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable); and (d) other Intellectual Property Rights. The term “Confidential Information” does not include any information of the types specified in this definition to the extent that a party can show that such information is (or becomes) generally available to the public through no act or omission of any Person (including its Representatives) required to maintain the confidentiality of such information.
“Confidentiality Agreement” means the Confidentiality Agreement, dated August 4, 2025, by and between Seller and Funding Party.
“Consents” has the meaning set forth in Section 3.06(a) hereof.
“Contract” means a legally binding agreement that is not a Plan.
“Contribution and Exchange” has the meaning set forth in the recitals hereto.
“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, or by Contract, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security and (c) when used with respect to any Intellectual Property Rights, possession of the right, whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property Rights or to compel another to do so; in each case, without violating (x) the terms of any agreement or other arrangement with any third party existing as of the time a person or entity or its affiliates would be required hereunder to grant such access, ownership, license or sublicense and (y) any applicable Law.

“Copyrights” means all published and unpublished original works of authorship and copyrights therein and thereto, including all copyright registrations, applications, renewals and extensions of any of the foregoing.
“COVID-19 Legislation” means the Families First Coronavirus Response Act (P.L. 116-127), the CARES Act, the Consolidated Appropriations Act, 2021 (P.L. 116-260), and any other similar, additional or future federal, state, local or non-U.S. Law, including any presidential memorandum or executive order, enacted, adopted or otherwise implemented in connection with or in response to the COVID-19 disease caused by the SARS-CoV-2 virus (or any mutation or variation thereof).
“Data Security Requirements” means, collectively, all of the following to the extent relating to processing of Personal Data or otherwise relating to privacy, security, or security breach notification requirements applicable to the Business of the Company: (a) the Company’s own published, public facing rules, policies and procedures (whether physical or technical in nature, or otherwise); (b) all Privacy Obligations; and (c) contracts and agreements into which the Company has entered and by which it is otherwise bound.
“D&O Indemnified Person” has the meaning set forth in Section 6.03(a) hereof.
“D&O Insurance” has the meaning set forth in Section 6.03(b) hereof.
“Domain Names” means Internet domain names and domain name registrations, Internet websites, and associated uniform resource locators.
“Employee” means any current employee of the Company or any Subsidiary.
“Employee Representative Body” has the meaning set forth in Section 3.16(c) hereof.
“Employment Offers” has the meaning set forth in Section 8.01 hereof.
“Environmental Claim” means any Litigation, request for information or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Law” means any Law relating to pollution or protection of the environment or human health.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with the Company and its Subsidiaries, is or has been at any relevant time treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Intellectual Property” means (i) the domain name registration https://biosecurity.ginkgo.bio/, and the Intellectual Property Rights therein, (ii) the Seller Marks, or any Trademark including or incorporating any Seller Mark, and (iii) the Intellectual Property Rights identified on Schedule 6.07(a).
“Facility Clearance” has the meaning set forth in 32 C.F.R. § 117 (the National Industrial Security Program Operating Manual).
“Fraud” means an actual and intentional misrepresentation of a material fact with respect to the representations and warranties contained in this Agreement or any certificate delivered pursuant hereto, to the extent such misrepresentation is based exclusively upon a knowing and intentional misrepresentation that is made with the intent of deceiving or misleading the party to which the representation or warranty is made and upon which such other party has reasonably relied. Any inaccuracy of any representation or warranty shall be determined with regard to, and including, all qualifications and exceptions contained therein relating to knowledge, materiality, material adverse effect and similar qualifications and standards contained within the representations and warranties. Fraud will not include any claim, doctrine, or theory based on constructive knowledge, negligence or recklessness.
“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Qualification), Section 3.02 (Authority/Binding Effect), Section 3.05 (Ownership Interests/Capitalization), Section 3.06(b)(i) (No Violation), Section 3.19 (Taxes), Section 3.20 (Brokers), Section 4.01 (Organization), Section 4.02 (Authority/Binding Effect), Section 4.03(b)(i) (No Violation), Section 4.05 (Title) and Section 4.06 (Brokers).
“Funding Commitment” has the meaning set forth in the recitals hereto.
“Funding Party” has the meaning set forth in the recitals hereto.
“GAAP” means U.S. generally accepted accounting principles.
“Global Trade Laws” means any applicable (a) Sanctions; (b) U.S. export control Laws (including the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130, as amended), the Export Administration Regulations (15 C.F.R. §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws); (c) Laws pertaining to imports and customs, including those administered by Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (d) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (e) export, import and customs Laws of other countries in which Company and its Subsidiaries have conducted and/or currently conduct business.
“Government Bid” means any offer made by the Company or any Subsidiary which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract, including any basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Company or any Subsidiary on the one hand, and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand.
“Governmental Approval” means any authorization, consent or approval issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority, including the recognition by a Governmental Authority of a successor in interest to a Government Contract pursuant to FAR 42.1204.
“Governmental Authority” has the meaning set forth in Section 3.06(a) hereof.
“Hazardous Materials” means any element, compound, chemical, waste or other substance that is defined, listed or classified as a contaminant, pollutant or hazardous material under, or otherwise regulated by, any Environmental Laws.
“Income Tax” means any Tax imposed on, or measured by net income.
“Indebtedness” of any Person at any date shall mean, without duplication, (a) all Obligations of such Person as of such date for borrowed money, (b) all Obligations of such Person as of such date for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and liabilities in respect of leasehold improvements), including earnouts and any contingent payments in connection with such property or services, (c) any other Obligations of such Person as of such date that are evidenced by a note, bond or debenture, (d) all outstanding reimbursement obligations in respect of drawn letters of credit issued for the account of such Person (but for the avoidance of doubt excluding any obligations in respect of undrawn letters of credit), (e) all Obligations of such Person as of such date as lessee under any lease treated as a finance lease under Accounting Standards Codification 842 (and similar accounting principles), (f) all Obligations owed (or deemed owed) by such Person under any swap, forward, hedging, derivative or similar transactions, in each case, calculated at the fair market value as of such date (which may be a positive or negative number), (g) all deferred revenue, (h) all accrued interest, (i) all advances received from customers, (j) all accrued and unpaid income Taxes of the Company and the Subsidiaries, (k) all bonus payables, (l) all related party and intercompany payables, (m) all outstanding management or similar fees payable to Seller or its Affiliates, (n) all breakage or termination obligations with respect to interest rate and currency hedging or swap Contracts, (o) all expenses related to the transactions contemplated in this Agreement, and (p) all guarantees of such Person as of such date of the Obligations described in clauses (a) through (o) above of any other Person.
“Information Systems” means hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related systems.

“Intellectual Property Rights” means all intellectual property rights in any and all jurisdictions throughout the world, including (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets, (e) rights in Software, (f) Domain Names, (g) Social Media Accounts, (h) Confidential Information, and (i) all rights to obtain renewals, continuations, or divisions pertaining thereto.
“IRS” means the Internal Revenue Service.
“Issued Purchaser Shares” has the meaning set forth in the recitals hereto.
“Knowledge” or “knowledge” of the Company or Seller means the actual knowledge of Matthew McKnight, Zachary Jacobson and T.J. Childress; provided, that, (a) solely for the representations and warranties in Section 3.18, “knowledge” of the Company or Seller means the actual knowledge of Marco Quina and (b) solely for the representations and warranties in the Shared Indemnifying Representations, “knowledge” of the Company or Seller means the actual knowledge of Matthew McKnight.
“Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree or administrative or judicial decision.
“Leased Real Property” has the meaning set forth in Section 3.15(a) hereof.
“Liabilities” means any and all Losses, obligations, settlements, payments, fines, interest, indebtedness, commitments, deficiencies or guarantees, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liens” means any lien, security interest, mortgage, pledge, charge or similar encumbrance.
“Litigation” has the meaning set forth in Section 3.07 hereof.
“Losses” means any and all losses, damages, liabilities, Taxes, deficiencies, claims (including any derivative claim on behalf of any Person), proceedings, interest, awards, judgments, penalties, costs or expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).
“Material Contracts” has the meaning set forth in Section 3.11(a) hereof.
“Material Customer” has the meaning set forth in Section 3.22(a) hereof.
“Material Supplier” has the meaning set forth in Section 3.22(b) hereof.
“Non-Recourse Party” has the meaning set forth in Section 12.13 hereof.

“Obligations” shall mean, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities payable under the documentation governing such Indebtedness.
“Off-the-Shelf Software” means an item of off-the-shelf software or other widely available commercial software provided as a service for which the annual fees or other aggregate consideration paid or payable by the Company or any of the Subsidiaries for such item with respect to the Business is less than $5,000.
“Orders” has the meaning set forth in Section 3.07 hereof.
“Owned IP” means all Intellectual Property Rights owned by or purported to be owned by the Seller and its Affiliates and that are used, or held for use, primarily in the operation of, or otherwise primarily relating to, the Business.
“Patents” means U.S. and foreign patents and patent applications, including all provisionals, nonprovisionals, continuations, divisionals, continuations-in-part, PCTs, reissues, reexaminations, renewals and extensions of any of the foregoing.
“Permits” has the meaning set forth in Section 3.09 hereof.
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory Liens of landlords, lessors or renters for amounts not yet due or payable or that are being contested in good faith; (c) Liens of carriers, warehousemen, mechanics, materialmen, laborers, suppliers, workmen, repairmen, other Liens imposed by applicable Law and other similar Liens arising or occurring in the ordinary course of business (i) for amounts not yet due or payable or (ii) for amounts that being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) all applicable zoning, entitlement, conservation restrictions, land use restrictions and other governmental rules and regulations; (f) non-exclusive licenses of Owned IP entered into with customers, vendors or service providers in the ordinary course of business; and (g) Liens approved in writing by Purchaser or incurred as a result of any action of Purchaser or its Affiliates, which will include any Liens granted pursuant to this Agreement or any ancillary agreement contemplated hereby.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.
“Personal Data” means information that, in connection with other information in the possession of the Company, can be used to identify an individual, provided, however, that “Personal Data” shall expressly exclude anonymized, aggregated, and de-identified data.

“Personnel Security Clearances” has the meaning set forth in 32 C.F.R. § 117.3.
“Plan” means each plan, contract, program, policy, agreement or arrangement, including an “employee benefit plan” (as defined in Section 3(3) of ERISA), and including those intended to provide: (a) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, sickness, accident, retiree medical, or other welfare benefits (whether or not defined in Section 3(1) of ERISA); (b) profit sharing, bonus, stock option, stock purchase, restricted stock, stock appreciation or other equity-based, phantom stock, incentive (equity or otherwise), retention, deferred compensation, post-termination, retirement, pension, termination, severance, change in control; or (c) salary continuation, paid time off, supplemental unemployment, vacation, or holiday benefits (whether or not defined in Section 3(3) of ERISA), and any other similar benefit or compensation plan, program, policy, contract, agreement, or arrangement which, in each case, is maintained, contributed to, required to be contributed to, or sponsored by the Company or any of the Subsidiaries for the benefit of any current or former employee, director, or consultant of the Company or any of the Subsidiaries or under which the Company or any of the Subsidiaries has any liability, in each case, other than (i) a plan, program, policy, contract, agreement, or arrangement maintained or required to be maintained by a Governmental Authority and (ii) a plan, program, policy, contract, agreement or arrangement maintained, contributed to, required to be contributed to or sponsored by Seller, Seller Parent or a Subsidiary of either (other than the Company or any of its Subsidiaries).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date and the portion of a Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” means (i) any Taxes imposed on or with respect to the Company and the Subsidiaries with respect to any Pre-Closing Tax Period; (ii) any Taxes of Seller; (iii) any and all Taxes of any Person (other than the Company and the Subsidiaries) imposed on the Company and the Subsidiaries (A) as a result of being a member of an affiliated, consolidated, combined, or unitary group of which the Company or any Subsidiary is or was a member (other than any such group the common parent of which is the Company or a Subsidiary of the Company) on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar Law or regulation, or (B) as a transferee, successor, by Contract, or otherwise pursuant to applicable Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; (iv) any unpaid Transfer Taxes for which Seller is responsible pursuant to Section 7.01; (v) Taxes and other costs resulting from a failure of the Company and the Subsidiaries (only prior to Closing) or Seller to take any action with respect to Taxes under this Agreement and (vi) any payments that are required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract to which the Company or the Subsidiaries was obligated, or was a party, prior to the Closing or that were not otherwise terminated pursuant to Section 7.07.

“Preferred Bidder Status” means a small business concern, a small disadvantaged business concern, an 8(a) concern, a service-disabled veteran-owned small business concern, a veteran-owned small business concern, a historically underutilized business zone small business concern, a woman-owned small business concern, a minority-owned business concern or minority business enterprise, a “protégé” under a mentor-protégé agreement or program, or any other preferential bidding or contracting status offered by any Governmental Authority.
“Privacy Obligations” means Laws that are related to privacy or the processing of Personal Data, as and to the extent applicable to the operation of the Business.
“Purchased Interests” has the meaning set forth in the recitals hereto.
“Purchaser” has the meaning set forth in the preamble hereto.
“Real Property Leases” means real property lease Contracts for the properties that are set forth on Schedule 1.01(a).
“Registered IP” has the meaning set forth in Section 3.18(a) hereof.
“Related Party” means, with respect to any Person: (a) any Affiliate of such Person; (b) any Person that serves as a director, officer, partner, executor or trustee (or in similar capacity); (c) any Person that owns beneficially or of record five percent (5%) or more of the equity, of such Person; or (d) any Person with respect to which such Person serves as a general partner or trustee (or in a similar capacity).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, or dumping, of any Hazardous Material to the environment.
“Sanctioned Country” means any territory subject to comprehensive economic sanctions at any point over the previous ten (10) years, including, but not limited to Cuba, Iran, North Korea, Sudan, Syria, or the Crimea, Donetsk People’s Republic, Luhansk People’s Republic or any other non-Ukrainian government-controlled regions of Ukraine.
“Sanctions” means economic or financial sanctions, laws, regulations or trade embargoes imposed, administered or enforced from time to time by any U.S. Governmental Authority (including, but not limited to, OFAC, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, HM Treasury of the United Kingdom, or any other applicable Governmental Authority.
“Sanctioned Person” means any Person, aircraft, or vessel that is the subject or target of sanctions or restrictions under International Trade Laws, including, any Person: (a) listed on any list of sanctioned persons maintained by the United States, including, but not limited to, (i) the “Specially Designated Nationals and Blocked Persons” list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or (ii) the Entity List or Military End User List maintained by the U.S. Department of Commerce’s Bureau of Industry and

Security; (b) any national of, individual or entity located in, or entity incorporated in a Sanctioned Country; (c) listed on the United Nations Security Council “Consolidated List” established and maintained by the 1267 Committee; (d) listed on the European Commission “Consolidated list of persons, groups and Entities subject to EU financial sanctions”; (e) listed on any similar list maintained by the United Kingdom; and (f) any Person which is 50% or more owned, directly or indirectly, individually or in the aggregate, or otherwise controlled, by any Person in clauses (a) through (e) of this definition.
“Schedules” means the Disclosure Schedules attached to this Agreement.
“SEC Documents” means, in each case with respect to Seller Parent, the Annual Report on Form 10-K, filed with the SEC on February 26, 2026, and the Quarterly Reports on Form 10-Q, filed with the SEC on May 6, 2025, August 7, 2025 and November 6, 2025.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.
“Security Incident” means any (a) unauthorized interference with security safeguards of, or unauthorized access to, any Company Information System, including any phishing incident, ransomware or malware attack, denial-of-service attack, breach of information technology or any stored information; (b) unauthorized access to, or acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of, any Personal Data or other controlled unclassified information (as defined in Section 2002.4 of Title 32 CFR); or (c) other cybersecurity, data, or systems breach, attack or incident, in each case ((a) through (c)), to the extent such incident materially and adversely impacts the Business. Notwithstanding anything to the contrary, “Security Incident” shall not include (1) unsuccessful or attempted attacks, intrusions, or other events that do not result in actual unauthorized access to or compromise of any Personal Data, including pings and denial-of-service attacks that are successfully mitigated, or unsuccessful phishing attempts, (2) inadvertent disclosures of Personal Data to authorized personnel or agents of the Company who are bound by confidentiality obligations, and (3) routine cybersecurity events addressed through ordinary course security measures without material impact to Personal Data.
“Seller” has the meaning set forth in the preamble hereto.
“Seller Indemnifying Representations” means the representations and warranties set forth in Article III and Article IV other than the Shared Indemnifying Representations.
“Seller Marks” means all Trademarks owned, purported to be owned, or used by Seller or its Affiliates in the Business and not included in the Transferred IP, including, for the avoidance of doubt, any Trademark that includes (a) any Trademarks set forth on Schedule 6.07(c) or (b) any Trademark including, abbreviating, containing or compromising, or confusingly similar to any of the Trademarks on Schedule 6.07(c).
“Seller Parent” has the meaning set forth in the preamble hereto.

“Shared Contracts” means all Contracts listed on Schedule 1.01(b), which Contracts relate to the Business but are not included in the Transferred Business.
“Shared Indemnifying Representations” means Section 3.04, Section 3.16(f), Section 3.21, Section 3.22(c), Section 3.22(d), Section 3.23(b), Section 3.23(c)(ii), Section 3.23(d), Section 3.23(e), Section 3.23(g), Section 3.23(i), and Section 3.23(j).
“Social Media Accounts” means social media accounts and handles.
“Software” means all computer programs, software and databases (including any and all data and collections of data), together with, as applicable, all object code, source code, firmware, files, development tools, and embedded versions thereof, and documentation related thereto.
“Stockholders Agreement” has the meaning set forth in Section 2.03(a).
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subcontract Pending Novation” has the meaning set forth in Section 2.03(g).
“Sublease” has the meaning set forth in Section 2.03(a).
“Subscription Agreement” has the meaning set forth in the recitals hereto.
“Subsidiary” means any entity in which a majority of the outstanding capital stock, voting power or other equity interests is owned by the Company or another Subsidiary of the Company.
“Tax Contest” has the meaning set forth in Section 7.05(a) hereof.
“Tax Law” means any Law relating to Taxes.
“Taxes” means (a) any and all U.S. federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imports and other charges in the nature of a tax, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to net income, gross income, estimated, franchise, gross receipts, sales, use, value-added, ad valorem, transfer, capital stock, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, workers’ compensation, unemployment compensation, severance, stamp, occupation, premium, property, windfall profits, alternative or add-on minimum, environmental, escheat, unclaimed property or net worth, taxes or other charges in the nature of excise, withholding, or gains taxes and (b) any and all interest, penalties, additions to Tax and additional amounts imposed in connection with or with respect to any of the foregoing amounts.
“Tax Return” means any return, claim for refund, report, form, disclosure, estimate, information statement, or other document filed or required to be filed with a Governmental

Authority relating to any Taxes, including any schedules or attachments thereto and including any amendment thereof.
“Total Equity Value” means $24,000,000. For clarity, “Total Equity Value” is an amount defined and agreed upon by the parties solely for purposes of certain provisions of this Agreement and accordingly, the parties acknowledge and agree that it does not represent a determination of the fair market value of the Company’s Common Stock or Preferred Stock.
“Trade Secrets” means all trade secrets, proprietary know-how, financial, business, and marketing plans, supplier lists and related information, and other confidential information in each case excluding any rights in respect of any of the foregoing that comprise or are protected by registered Copyrights or issued Patents.
“Trademarks” means all U.S. and foreign trademarks, service marks, logos, brand names, trade dress, trade names and other indications of origin and the goodwill associated with the foregoing, including all applications and registrations for the foregoing.
“Transaction Tax Deductions” means, without duplication, any income Tax deductions to the extent deductible for income Tax purposes by the Company and the Subsidiaries in a Pre-Closing Tax Period arising as a result of or that are otherwise attributable to any fees, costs and expenses incurred by or on behalf of Seller, the Company or any Subsidiary in connection with the negotiation, preparation and consummation of the transactions contemplated by this Agreement (but in each case only to the extent such expense is economically borne by Seller).
“Transfer Taxes” has the meaning set forth in Section 7.01 hereof.
“Transferred Business” means the Business Liabilities and the Business Assets.
“Transferred Contracts” means the Contracts set forth on Schedule 1.01(e).
“Transferred IP” means all Intellectual Property Rights to the extent Controlled by Seller or its Affiliates, except the Excluded Intellectual Property, that are used or held for use by Seller or its Affiliates (including the Company and the Subsidiaries) as of immediately prior to the Closing exclusively in the operation of, or otherwise exclusively relating to, the Business as of the Closing, including the Registered IP as set forth in Schedule 3.18(a)(i), and the Software as set forth in Schedule 3.18(a)(ii).
“Transferred Owned IP” means the Owned IP included in the Transferred IP.
“Transferred Tangible Assets” has the meaning set forth in Section 3.13(a) hereof.
“Transferring Employees” means the employees of the Seller or its Affiliates set forth on Schedule 1.01(c), as such Schedule may be amended from time to time by Seller prior to the Closing.
“Transition Services Agreement” has the meaning set forth in Section 2.03(b) hereof.

“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated under the Code.
“Unblocking License” has the meaning set forth in Section 6.07(a) hereof.
Section 1.02Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, will have such meaning throughout this Agreement.
Section 1.03Other Definitional Provisions.
(a)The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.
(b)The terms defined in the singular will have a comparable meaning when used in the plural, and vice versa.
(c)The term “dollars” and character “$” will mean United States dollars.
(d)The term “including” will mean “including, without limitation”, and the words “include” and “includes” will have corresponding meanings and such words will not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.
(e)The term “or” is not exclusive, unless the context otherwise requires.
(f)The terms “party”, “parties”, “parties hereto”, “parties to this Agreement” and similar terms, when used in this Agreement, will refer to Purchaser, the Company and/or Seller, as applicable, unless the context expressly otherwise requires.
(g)The word “extent” in the phrase “to the extent” will mean the degree to which a subject or thing extends, and such will not mean simply “if”.
(h)“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(i)References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Business, as well as actions or omissions taken or to be taken by the Company or any of the Subsidiaries that are consistent with the past practices of the Person from time to time subject to such deviations therefrom as are, or have been, reasonably necessary to comply with applicable Law.
Section 1.04Interpretive Matters.
(a)The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts, will not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Schedule will be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

(b)Any reference in this Agreement to gender will include all genders and the neuter.
(c)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Article II

PURCHASE AND SALE OF SHARES
Section 2.01Purchase and Sale of Shares. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser and Seller will effectuate and consummate the Contribution and Exchange. As a result of the consummation of the Contribution and Exchange, Seller shall sell, transfer, assign, convey and deliver the Company Interests to Purchaser, free and clear of all Liens (except Permitted Liens), and Purchaser, in reliance on the representations, warranties and covenants of Seller contained herein, shall acquire and take assignment and delivery of the Company Interests from Seller.
Section 2.02Closing. Subject to the terms and conditions of this Agreement and unless the Agreement shall have been terminated pursuant to Article VIII, the closing of the transactions contemplated hereby, including the purchase and sale of the Company Interests (the “Closing”) will take place remotely through the execution and exchange, via the mutual electronic exchange of closing deliveries and payments on (a) the date that is no later than three (3) Business Days after the last conditions to Closing set forth in Article X have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions on the Closing Date) or (b) at such other time, date or place as the Seller and Purchaser may mutually agree upon in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. If the Closing occurs, all transactions contemplated herein to occur on or as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. (New York time) on the Closing Date.
Section 2.03Closing Deliveries. At or prior to the Closing, on the terms and subject to the conditions set forth in this Agreement:
(a)Stockholders Agreement. Seller and Purchaser will deliver executed copies of the Stockholders Agreement of Purchaser, in substantially the form attached hereto as Exhibit A (the “Stockholders Agreement”).
(b)Transition Services Agreement. Seller and Purchaser will deliver executed copies of the Transition Services Agreement, in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”).
(c)Subscription Agreement. Seller will deliver to Purchaser an executed copy of the Subscription Agreement, in substantially the form attached hereto as Exhibit C.
(d)W-9. Seller will deliver to Purchaser a duly executed and properly completed IRS Form W-9 from Seller.
(e)Certificates. Seller will deliver to Purchaser a certificate of the secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the governing bodies of Seller and the Company authorizing the execution, delivery and performance of this Agreement and all ancillary agreements to which Seller or the Company is a party and the consummation of the transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions.
(f)Resignations. Except as otherwise required by Purchaser, Seller will deliver to Purchaser written resignations of the directors and officers of the Company and each of its Subsidiaries, in each case effective as of the Closing Date.
(g)Subcontract Pending Novation. Seller and Purchaser will deliver executed copies of the Subcontract Pending Novation, in substantially the form attached hereto as Exhibit D (the “Subcontract Pending Novation”).
(h)Consents. Seller will have obtained and provided to Purchaser all applicable consents to the Contracts listed on Schedule 2.03(h).
(i)Certificate of Incorporation. Purchaser will deliver an executed copy of the Certificate of Incorporation of Purchaser, in substantially the form attached hereto as Exhibit E (the “Charter”).
(j)Sublease. Seller and Purchaser will deliver executed copies of the Sublease for a portion of the seventh floor of the property located at 23 Fid Kennedy Avenue and 19 Fid Kennedy Avenue, Boston, Massachusetts, in a form and substance as agreed to by Seller and Purchaser (the “Sublease”).
Section 2.04Shared Contracts. With respect to each Shared Contract, Seller will use commercially reasonable efforts to either (as requested by Purchaser): (a) facilitate the entry by Purchaser or one of its Affiliates into a new Contract or other arrangement with the relevant counterparty (including the entry into any confidentiality arrangements between the Company, Purchaser, or such counterparty as may be reasonably necessary or desirable in connection therewith) with respect to a Shared Contract, or (b) transfer any Shared Contract to an existing Contract or other arrangement to which the Company or its Subsidiaries is party, in each case, effective as of and contingent upon the occurrence of the Closing.
Section 2.05Excluded Liabilities. Seller and its Affiliates (other than the Company and its Subsidiaries) will retain, and will be responsible for paying, performing and discharging when due, and Purchaser will not assume or have any responsibility for, (a) the Liabilities to the extent set forth on Schedule 2.05 and (b) all accounts payable, accrued expenses, accrued liabilities (whether current or non-current), and other liabilities or obligations of the Business to the extent arising out of, attributable to, or relating to the ownership or operation of the Business prior to the Closing, whether or not invoiced, billed, accrued, reserved, recorded or reflected on the Closing balance sheet, including any such liabilities that are identified or invoiced after the Closing but economically incurred prior to the Closing, and including, without limitation, (i) liabilities for goods received or services rendered prior to the Closing (including, but not limited to, lab expenses, program expenses, corporate expenses, etc.), (ii) any expenses not yet invoiced as of the Closing Date, and (iii) all intercompany accounts payable or other liabilities owing by the Company or any of its Subsidiaries to Seller or any of its Affiliates. Effective as of the Closing, the Seller will, or will cause an Affiliate (other than the Company and its Subsidiaries) to, assume all of the Excluded Liabilities at or prior to the Closing and shall indemnify and hold harmless the Purchaser, the Company and its Subsidiaries from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection therewith.
Section 2.06Withholding. Each of the parties to this Agreement shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code and the Treasury Regulations or any other provision of applicable Law. Except with respect to (i) Seller’s failure to deliver an IRS Form W-9 as provided in Section 2.03(e) and (ii) any compensation payments made pursuant to this Agreement, any party intending to deduct or withhold any amount pursuant to this Section 2.06 shall exercise commercially reasonably efforts to (A) provide the other party with written notice of its intent to so deduct or withhold at least five (5) Business Days prior to the date on which such deduction or withholding is to be made (or, if such advance notice is not practicable, as promptly as practicable), and (B) cooperate in good faith with the other party to reduce or eliminate any such deduction or withholding, including by accepting any applicable tax forms, certificates, or other documentation that would reduce or eliminate the requirement to so deduct or withhold. To the extent such amounts are so withheld or deducted and paid to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the withholding party.
Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the Schedules, Seller hereby represents and warrants to Purchaser, as of the date hereof, as follows:
Section 3.01Organization and Qualification.
(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary. Schedule 3.01(a) sets forth (i) the authorized capitalization and ownership of the Company and (ii) the names and titles of all officers and directors of the Company.
(b)Schedule 3.01(b)(i) sets forth the name, jurisdiction of organization and authorized capitalization of each Subsidiary of the Company, and the ownership of all outstanding capital stock, partnership interests and other ownership or equity interests of each such Subsidiary. Schedule 3.01(b)(ii) sets forth the names and titles of all officers and directors of each Subsidiary. Each Subsidiary (A) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its organization, (B) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted and (C) is duly qualified and in good standing to do business as a foreign corporation, partnership or limited liability company in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary. Ginkgo Biosecurity Panama S. DE R.L. has never engaged in any business, had any employees, entered into any Contract or taken any action whatsoever except as set forth on Schedule 3.01(b)(iii).
Section 3.02Authority/Binding Effect. The Company has all requisite power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Company, and no other action on the part of the Company or any of the Subsidiaries is required to authorize the execution, delivery and performance hereof by the Company, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.03Financial Statements.
(a)The segment information relating to the “Biosecurity” segment of Seller Parent included in the consolidated financial statements (including all related notes and schedules) of Seller Parent included or incorporated by reference in the SEC Documents (i) when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, (ii) fairly present in all material respects the net revenue and operating income of the “Biosecurity” segment of Seller Parent for the respective periods then ended, (iii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved and (iv) is the financial data of the “Biosecurity” segment of Seller Parent for the relevant financial reporting periods set forth in such SEC Documents that was made available to and used by the management of Seller Parent.
(b)Schedule 3.03(b) sets forth a true and correct copy of the segment financials of the “Biosecurity” segment of Seller Parent included in the audited consolidated financial statements (including all related notes and schedules) of Seller Parent included or incorporated by reference in the SEC Documents for the twelve (12) month period ended December 31, 2025 (the “December Financials”). The December Financials were prepared from the books and records of the Business as reported as the “Biosecurity” segment of Seller Parent, fairly present in all material respects the expense and revenue line items set forth therein.
Section 3.04Absence of Certain Changes or Events. Except for the transactions contemplated hereby, from December 31, 2024 through the date of this Agreement, (a) the Company and the Subsidiaries have conducted their businesses, and consequently, the Business, in the ordinary course of business consistent with past practice and no material adverse effect on the Business, the Company and the Subsidiaries has occurred, and (b) neither the Company nor any of the Subsidiaries has taken or omitted to take any action which, if taken after the date of this Agreement and prior to the Closing, would require the consent of Purchaser pursuant to Section 6.11.
Section 3.05Ownership of Interests/Capitalization. Other than the Purchased Interests, there are no outstanding (i) membership interests, shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into equity interests of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of the Company or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no (A) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Interests or (B) bonds, debentures or other Indebtedness having the right to vote or convertible or exchangeable for securities of the Company having the right to vote. No membership interests, shares of capital stock or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of formation, certificate of incorporation, operating agreement, bylaws or equivalent organizational documents of the Company or any contract to which the Company is a party or by which the Company is bound.
Section 3.06Consents and Approvals/No Violation.
(a)Assuming the truth and accuracy of the representations and warranties set forth in Section 5.03(a), except as set forth on Schedule 3.06(a), the execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not, require the

Company or any Subsidiary to obtain any consent, approval, waiver, authorization or permit of, or to make any filing or registration with or notification to (“Consents”), any federal or state court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality, whether domestic or foreign (“Governmental Authority”), except for those Consents, the failure of which to be obtained or made would not reasonably be expected to have a material adverse effect on the Business.
(b)Except as set forth on Schedule 3.06(b), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate, in any material respect, the certificate of formation, operating agreement or other comparable organizational documents, in each case as currently in effect, of the Company or any Subsidiary, (ii) conflict with, violate or result in a loss of rights or trigger new obligations under any Orders applicable to the Company or any Subsidiary or by or to which any of their properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or Permit to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary or any of their properties or assets is bound or subject.
Section 3.07Absence of Litigation.
(a)(i) There is no claim, action, arbitration, suit, proceeding or investigation of any kind whatsoever, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority (“Litigation”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary affecting the Business or any of its or their properties or assets, which, if adversely determined, would reasonably be expected to be material to the Business and (ii) neither the Company nor any Subsidiary is a party to or subject to, or in default under, any judgment, order or decree of any Governmental Authority to which the Company or any Subsidiary is a party or to which it is subject (“Orders”), the effect of which is or would reasonably be expected to be material to the operation of the Business.
(b)There is no material proceeding by the Company or any Subsidiary pending, or which the Company or any Subsidiary intends to initiate, against any other Person, in each case, affecting or related to the Company, its Subsidiaries or the Business.
Section 3.08Related Party Agreements.
(a)No Related Party of the Company or any Subsidiary is a party to any agreement, arrangement, contract or other commitment to which the Company or any Subsidiary is a party or by or to which any of their properties or assets is bound or subject, other than any of the foregoing, each as set forth on Schedule 3.08(a): (i) entered into in the ordinary course of business, on commercially reasonable terms established on an arm’s length basis, and relating to employment or the provision of goods or services (including all outstanding employment arrangements between the Company or a Subsidiary, on the one hand, and a Related Party, on the other hand, and the Plans) or (ii) entered into between the Company or a Subsidiary, on the one hand, and a Subsidiary, on the other hand.
(b)There are no outstanding notes payable to, accounts receivable from or advances by the Company or any Subsidiary to, and the Company is not and all Subsidiaries are not otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party (other than the Company and the Subsidiaries).
(c)No Related Party of the Company or any Subsidiary, directly or indirectly: is a customer of or supplier to the Company or any Subsidiary or otherwise involved in any business relationship with the Company or any Subsidiary; or (ii), to the knowledge of the Company or such Subsidiary, has any claim or cause of action against the Company or any Subsidiary.
Section 3.09Permits/Compliance with Laws. (a)(i) The Company and Subsidiary possess all material licenses and permits of Governmental Authorities required under applicable Laws to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, including, but not limited to those required for handling, storing, and disposing of regulated laboratory materials (collectively, the “Permits”), and (ii) all such Permits are listed on Schedule 3.09(a)(ii) and (b) as of the date of this Agreement, there is no proceeding by or before any Governmental Authority pending or, to the knowledge of the Company, threatened regarding the revocation of any such Permit or a declaration of any such Permit as invalid that would be material and adverse to the Business. The Company and each Subsidiary is in compliance in all material respects with such Permits and with all Laws and Orders applicable to it or by or to which any of its properties or assets is bound or subject and neither the Company nor any Subsidiary has received any notice alleging non-compliance. The Company holds all laboratory certifications, accreditations, and registrations required to operate its facilities and handle biohazards and controlled substances. All such certifications are current and in good standing. Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.09 will not apply to (i) Laws relating to employee benefit matters, which are governed by Section 3.11 hereof, (ii) Environmental Laws, which are governed by Section 3.14 hereof, (iii) Laws regarding labor and employment, which are governed by Section 3.16 hereof, (iv) Tax Laws, which are governed by Section 3.19 hereof, and (v) Anti-Corruption Laws and Global Trade Laws, which are governed by Section 3.21 hereof.
Section 3.10No Undisclosed Liabilities. Except (a) as set forth in the December Financials, (b) for liabilities incurred in the ordinary course of business, consistent with past practice since December 31, 2024 and that are not, individually or in the aggregate, material to the Company or any Subsidiary (and none of which have arisen from any breach, default, failure to perform, torts related to the performance of any Contract, violations of law or infringements), (c) for liabilities under this Agreement or liabilities incurred in connection with the transactions contemplated hereby, (d) the Excluded Liabilities or (e) as would not reasonably be expected to have a material adverse effect on the Business, neither the Company nor any of the Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Seller Parent or in the related financial statement footnotes.
Section 3.11Employee Benefit Plans.
(a)Schedule 3.11(a) sets forth, as of the date of this Agreement, a complete and correct list of all material Plans; provided, however, that in each case, to the extent there exist a form of agreement or arrangement that would constitute a Plan, the Company will be required to list only the form of such agreement or arrangement. For the avoidance of doubt, as between the parties and notwithstanding anything to the contrary in this Agreement: (i) neither Purchaser nor any of its Affiliates (including, following Closing, the Company and its Subsidiaries) will assume, be deemed to assume, or otherwise have any liability or obligation (whether direct, indirect, contingent or otherwise) with respect to any Plan; and (ii) all liabilities and obligations relating to any Plan shall be and remain solely the responsibility of Seller Parent and Seller.
(b)The Company has made available to Purchaser, with respect to each material Plan, correct and complete copies of, as applicable: (i) all the documents constituting Plans, including but not limited to the current plan documents and any related trust documents, all amendments thereto, summary plan descriptions, summaries of material modifications, and funding arrangements, (ii) the most recent determination or opinion letter from the IRS for the most recent plan year for each Plan that is intended to be qualified under Section 401(a) of the Code, (iii) annual reports including Form 5500 with all schedules and financial statements, as filed, and Forms 1094 and 1095 for the three (3) most recently completed plan years, (iv) all material non-routine correspondence with all Governmental Authorities in the last three (3) years, (v) the most recent financial statements and actuarial reports, and (vi) annual testing (including nondiscrimination and coverage) results for the three (3) most recently completed plan years.
(c)Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or is required to contribute to, or otherwise has or has had any liability with respect to, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) an “employee pension benefit plan” that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (iv) a multiple employer plan (within the meaning of Section 413(c) of the Code or Section 210 of ERISA), (v) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), (vi) “welfare benefit fund” (within the meaning of Section 419 of the Code) or “qualified asset account” (within the meaning of Section 419A of the Code) in each case, that could reasonably be expected to result in any material liability to Purchaser or any of its Affiliates, including after Closing the Company and any of its Subsidiaries.
(d)Each Plan, including any associated trust or fund, has been maintained, funded, administered, and operated in all material respects in accordance with its terms and the requirements of all applicable Laws. There are no pending or, to the knowledge of the Company, threatened material suits, audits, examinations, actions, proceedings, litigation, or claims (other than any routine claim for benefits in the ordinary course of business) with respect to any Plan, including without limitation matters pending under the IRS’ Employee Plans Compliance Resolution System, the U.S. Department of Labor’s Voluntary Fiduciary Correction Program, PBGC Early Warning Program or other similar programs, and to the knowledge of the Company, no fact or circumstance exists that could reasonably give rise to such material legal proceeding or claim.
(e)Except as would not be material to the Company and the Subsidiaries, (i) all contributions and other payments required to be made to any Plan have been made, or reserves adequate for such contributions or other payments have been set aside therefor, (ii) the Company has paid all liabilities for insurance premiums for benefits provided on or prior to the Closing Date under any insured Plans and has paid all amounts due prior to the Closing Date for contributions under each Plan that is a pension plan within the meaning of Section 3(2) of ERISA, and (iii) all monies withheld from employee paychecks with respect to each Plan have been transferred to the appropriate plan or funding vehicle within the time period required under the Code, ERISA, and other applicable Law.
(f)Each Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received (i) a favorable determination or opinion letter from the IRS, or (ii) with respect to an approved protype or volume submitter plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion letter or since the date of such determination that would reasonably be expected to materially and adversely affect the qualification of such Qualified Benefit Plan.
(g)With respect to each Plan that is subject to Title I of ERISA, to the knowledge of the Company, no Person who would be prohibited from doing so under Section 411 of ERISA holds (or has ever held) any fiduciary office and there has not occurred any (i) non-exempt “prohibited transaction” (within the meaning of Section 4795 of the Code) or transaction prohibited by Section 406 or 407 of ERISA or (ii) breach of any fiduciary duty described in Section 404 or 405 of ERISA, in each case, that would result in any material liability for the Company or any Subsidiary or that could subject any of the Plans to any material tax, penalty, or other cost or liability.
(h)No Plan that is subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).
(i)At no time has the Company (i) failed to provide its full-time employees affordable group health plan coverage that provides minimum value so as to incur assessable payments under Section 4980H(a) or (b), (ii) failed to file with the IRS and furnish to its full-time employees timely and accurate reports on Form 1094-C and 1095-C, (iii) violated any other requirements of the Affordable Care Act of 2010, as amended, so as to incur any penalties under Section 4980D of the Code or any other applicable Laws.
(j)No Plan discriminates in favor of any highly compensated participant in such a manner that could reasonably be expected to result in liability to the Company under Sections 79, 105, 125, 129, or 401 of the Code, or under Section 2716 of the Public Health Service Act.
(k)Neither the Company nor any of its Subsidiaries maintains or has an obligation to contribute to, or provide coverage under, any retiree life or retiree post-employment health or welfare benefits (other than health continuation coverage required by Section 4980B of the Code) which provide for continuing benefits or coverage for current or former officers, directors, or employees of the Company or any of its Subsidiaries.
(l)To the extent required by Law, the Company or its ERISA Affiliates have provided or caused to be provided, or will timely provide or cause to be provided, notice of the availability of continuation coverage for those of its present or former employees and their dependents entitled to such notice because of a qualifying event occurring prior to or in conjunction with the Closing.
(m)Each Plan, including equity plans of Seller and its Affiliates, that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been administered, documented and operated in compliance in all material respects with Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Neither the Company or the Subsidiaries has any obligation to “gross up” any Tax payments to any Employee, or any officer, director or other individual service provider or other individual service provider of the Company or the Subsidiaries under Section 409A of the Code.
(n)Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will: (i) result in an increase in the amount and payment of, or accelerate the time of the payment, funding, or vesting of, or trigger any payment or funding of any payment or benefit to any current or former officer, director, manager, consultant, independent contractor, employee or other individual service provider of the Company or any Subsidiary under any Plan including equity plans of the Seller or its Affiliates; (ii)  entitle any current or former officer, director, manager, employee, consultant, independent contractor or other individual service provider of the Company or any Subsidiaries to any compensatory payment under any Plan, including equity plans of Seller or its Affiliates; (iii) result in the forgiveness of indebtedness of any current or former officer, director, manager, employee, consultant, independent contractor or other individual service provider of the Company or the Subsidiaries; (iv) limit or restrict the ability of the Company or any Subsidiaries to merge, amend, or terminate any Plan; or (v) result in any

“excess parachute payments” within the meaning of Section 280G of the Code or be subject to excise tax imposed under Section 4999 of the Code.
(o)The Company and each ERISA Affiliate has, for purposes of each relevant Plan, correctly classified those individuals performing services for the Company and the Subsidiaries as common law employees, leased employees, independent contractors, or agents of the Company or such ERISA Affiliate.
Section 3.12Material Contracts. Schedule 3.12(a) includes complete and correct list of all of the following Contracts to which the Company or any Subsidiary is a party or is bound, excluding any Plans (the Contracts listed on Schedule 3.12(a), and the Contracts required to be so listed, the “Material Contracts”):
(a)any material joint venture or partnership agreement with any third party;
(b)any material Contract with a Material Customer or Material Supplier, in each case other than (i) Click-Through Agreements and (ii) Contracts for off-the-shelf or open source or free Software;
(c)any material Contract whose term exceeds one (1) year and (i) is not cancelable by the Company or Subsidiary on notice of 120 or fewer days without payment by the Company or such Subsidiary and (ii) involves aggregate annual payments by the Company or a Subsidiary in excess of $100,000;
(d)any Contract, other than a Real Property Lease, in respect of Indebtedness of the Company or Subsidiary or any Indebtedness for which the Company would be liable immediately after the Closing in an amount in excess of $25,000, other than any Indebtedness owed by the Company or any Subsidiary to the Company or any other Subsidiary;
(e)any Contract with respect to any future disposition or granting of a right of first refusal or first negotiation with respect to the sale of any of the equity interests of the Company or any Subsidiary (or rights thereto);
(f)any Contract for the sale of any material assets (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise) other than in the ordinary course of business;
(g)(i) any material inbound license of Intellectual Property Rights pursuant to which the Company or any Subsidiary is obligated to make any payments by way of royalties or license fees to a third party and (ii) any other material inbound license of Intellectual Property Rights; in each case other than (x) Contracts for Off-the-Shelf Software and (y) other agreements in which the license to Intellectual Property Rights is incidental to the purpose of the Contract;
(h)any Contract pursuant to which a material license to any Transferred Owned IP is granted to any third party, other than Contracts with customers, distributors, suppliers, service providers and channel partners entered into in the ordinary course of business and not containing any exclusive licensing terms relating to Intellectual Property Rights;
(i)any Contract that creates a Lien (other than a Permitted Lien) over any of the Company Interests or any other assets or properties of the Company or any Subsidiary;
(j)any Contract containing a provision that materially restricts the Company or any Subsidiary from competing in any line of business with any Person or in any geographical area or offering or selling any product or service to any Person or class of Persons that would apply immediately after the Closing to the Company or any Subsidiary;
(k)any Contract with a Material Customer granting such Material Customer exclusive rights or “most favored nation” rights;
(l)any Contract entered into since January 1, 2024 for the settlement of any Litigation that has not been satisfied or discharged in full (other than a release of claims);
(m)any Government Contract, including for each: (i) the Contract number, (ii) award/effective date, (iii) customer name and (iv) total contract value; and
(n)any Real Property Leases.
True, correct and complete copies of each Material Contract (in each case including all amendments and supplements thereto) have been made available by or on behalf of the Company to Purchaser. Each Material Contract is, or will be as of the Closing Date (except for those that terminate in accordance with their terms), a legal, valid and binding obligation of the Company or a Subsidiary; and, to the knowledge of the Company, of each counterparty thereto, and is in full force and effect, except as would be material and adverse to the Business. Neither the Company nor any Subsidiary, on the one hand nor, to the knowledge of the Company, any other party to a Material Contract, on the other hand, is in default under any Material Contract to which it is a party, except, in each case, for such breaches and defaults as would not reasonably be expected to have a material impact on the Business.
Section 3.13Personal Property; Sufficiency of Assets.
(a)The Company or a Subsidiary, as applicable, has good and valid title to, or a valid and enforceable right to use, all of the material tangible properties, assets and rights used or held by such Person and set forth on Schedule 3.13(a) (the “Transferred Tangible Assets”). Except as would not reasonably be expected to have a material adverse effect on the Business, the Transferred Tangible Assets are in good operating condition (except for normal wear and tear consistent with the age of such items), have been maintained in accordance with generally accepted industry practice and are adequate for the uses to which they are being put. The operation of the Business as it is now conducted is not materially dependent upon the right to use the tangible assets of Persons other than the Company or any Subsidiary, except for such tangible assets that are leased, licensed or otherwise contracted to the Company. All material Transferred Tangible Assets are free and clear of all Liens (except Permitted Liens). This Section 3.13(a) does not relate to real property, which is the subject of Section 3.15, or intellectual property, which is the subject of Section 3.18.
(b)The (i) Business Assets, (other than Intellectual Property Rights), (ii) the Transferred IP, (iii) the Intellectual Property Rights subject to the Unblocking License, (iv) the Intellectual Property Rights subject to the license set forth in Section 6.07(a), (v) the transition services subject to the Transition Services Agreement and (vi) the Shared Contracts, except for the Excluded Intellectual Property, constitute all of the properties, assets and rights and necessary for or used in the conduct and operation of the Business after the Closing substantially in the same manner in all material respects as conducted as of or during the twelve (12)-month period ending on the date hereof. Notwithstanding anything to the contrary, nothing in this Section 3.13(b) shall be construed as a representation or warranty of non-infringement, freedom to operate, or that the conduct of the Business does not or will not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any third party, and except as expressly set forth in Sections 3.18(a) and 3.18(b), neither the Company nor any of its Subsidiaries makes any other representation or warranty, express or implied, as to the sufficiency of any Intellectual Property Rights for the conduct of the Business.
Section 3.14Environmental Matters. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, the Company and the Subsidiaries operate and since January 1, 2021 have operated in material compliance with applicable Environmental Laws, which compliance includes the possession, and material compliance with, all Permits required for their operations pursuant to Environmental Law. There is no pending or, to the knowledge of the Company, threatened Environmental Claim against the Company or any Subsidiary, and since January 1, 2021 neither the Company or any Subsidiary has received any written notice alleging an Environmental Claim. To the knowledge of the Company, there has been no Release or threatened Release of Hazardous Materials by the Company or any Subsidiary under, in or about any owned or Leased Real Property that would reasonably be expected to subject the Company or any Subsidiary to liability under any Environmental Law that would be material and adverse to the Business. The Company has made available to Purchaser copies of any documents in its possession or under its control pertaining in any way to the Company’s and any Subsidiary’s compliance under Environmental Laws, compliance with all Permits required for their operations pursuant to Environmental Law, or the presence or release of Hazardous Materials at any real property, currently or formerly owned, operated, or leased by the Company or any Subsidiary, including but not limited to all Phase 1 and Phase II environmental site assessments, reports, studies, audits, investigations, records, sampling data, site assessments, and other documents relating to the environment. Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.14 constitute the sole and exclusive representations and warranties being made with respect to Environmental Laws.
Section 3.15Real Property.
(a)(i) Each Real Property Lease and the real property to which it relates (the “Leased Real Property”), is in full force and effect and the Company or applicable Subsidiary has good and valid leasehold title in the Leased Real Property pursuant to such Real Property Lease, free and clear of all Liens other than Permitted Liens, except in each case where such failure would not reasonably be expected to have a material adverse effect on the Business; (ii) there are no defaults by the Company or a Subsidiary (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by the Company or a Subsidiary) and to the knowledge of the Company, there are no defaults by any other party to such Real Property Lease (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by such other party) under such Real Property Lease, except where such defaults would not reasonably be expected to have material adverse effect on the Business; (iii) there are no subleases, licenses or occupancy agreements pursuant to which any third party is granted the right to use the Leased Real Property other than as set forth on Schedule 3.15(a); and (iv) there is no Person (other than the Company or applicable Subsidiary) in possession of the Leased Real Property or any portion thereof.
(b)Neither the Company nor any Subsidiary owns or has ever owned any real property.
(c)The Company has made available to Purchaser copies of all of the Real Property Leases that are accurate and complete in all material respects.
(d)With respect to the Leased Real Property, neither the Company nor any Subsidiary has exercised or given any notice of exercise of any option or right of first offer or right of first refusal to purchase, expand, renew or terminate, other than as set forth on Schedule 3.15(d).
Section 3.16Labor and Employment Matters.

(a)Schedule 3.16(a) contains a complete and correct list as of the date hereof of all Employees, including, for each such Employee: (i) name or employee ID number, job title, and position (including, whether full-time, part-time or temporary); (ii) location of employment and in-person/remote work status; (iii) original date of hire or engagement and rehire date (if applicable); (iv) current pay rate or annual base compensation; (v) bonus eligibility and target; (vi) accrued vacation days, sick hours balance, or other paid time off; (vii) visa type (including date of expiration), if any; (viii) exempt or non-exempt status under the Fair Labor Standards Act and other state and/or local Laws; (ix) confirmation of status as an active employee and, if inactive, the date the employee became inactive and the date of anticipated return to active status;; (x) employee type (temporary, leased, or regular); and (xi) the employing entity.
(b)Schedule 3.16(b) contains a complete and correct list as of the date hereof of all independent contractors, consultants, or persons engaged by the Company and the Subsidiaries other than as an employee (whether directly or through a staffing firm, temp agency, or similar firm).
(c)The Company and the Subsidiaries are not, and have not been during the last six (6) years, a party to, or bound by, any labor contract, collective bargaining agreement or other Contract with any labor or trade union, organization, or association, works council, or employee representative body or individual (“Employee Representative Body”). None of the Employees are represented by any Employee Representative Body, and, during the last three (3) years: (i) the Company and the Subsidiaries have not received a written demand for recognition from an Employee Representative Body, and there has not been any labor strike, work slowdown, work stoppage, picketing, concerted refusal to work, grievance, unfair labor practice charge, lockout, or other material labor dispute against the Company and the Subsidiaries, (ii) there has not been, and the Company and the Subsidiaries have not received notice of, (A) any organizational effort, campaign, or petition made or filed, in each case, by or on behalf of any Employee Representative Body with respect to any Employees; (B) any event that would be expected to provide the basis for a work stoppage or labor dispute; and (C) any grievance, unfair labor practice complaint, or legal proceeding against or affecting the Company and the Subsidiaries relating to any alleged violation by the Company or the Subsidiaries of any Laws related to collective bargaining or union-related activity, including any filing with the National Labor Relations Board or any Governmental Authority with respect to any Employees.
(d)The Company and the Subsidiaries are, and during the last three (3) years have been, in compliance in all material respects with applicable Laws regarding labor and employment, including, but not limited to, those related to employment practices, terms and conditions of employment, wages and hour, employee classification, payment of employees and independent contractors, leaves of absence, collective bargaining, equal opportunity in employment, occupational health and safety, workers’ compensation and immigration. During the last three (3) years, the Company and the Subsidiaries have not received any written notice from any Governmental Authority or other person alleging or claiming that the Company or any Subsidiary has materially violated any such Laws, any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any Subsidiary, or any such ongoing investigation. There is no Litigation brought by any Employee before any Governmental Authority pending, or to the knowledge of the Company, threatened, against the Company or any Subsidiary concerning employment-related matters that would be material to the Company and the Subsidiaries.
(e)In the last three (3) years, the Company and the Subsidiaries have not effectuated a “plant closing” or “mass layoff” (in each case as defined in the Worker Adjustment and Retraining Notification Act) without complying in all material respects with all applicable

Laws, including the Worker Adjustment and Retraining Notification Act (and any similar state or local statutes, rules or regulations).
(f)In the last three (3) years, no allegations of unlawful harassment (including sexual harassment or other sexual misconduct), retaliation, or discrimination have been made against any officer, director, or employee of the Company and the Subsidiaries by any Employee; nor has the Company and the Subsidiaries received any written complaints or allegations of unlawful harassment (including sexual harassment or other sexual misconduct), discrimination, or retaliation against any officer, director, or employee of the Company and the Subsidiaries; and neither the Company nor the Subsidiaries has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or any Contract similar to any of the foregoing with respect to any such complaints or allegations.
(g)All Employees are employed “at will,” such that employment can be terminated by either employer or employee at any time, for any lawful reason, with or without notice.
(h)To the knowledge of the Company, no current Employee is in violation of any term of any patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company and the Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by them or to the use of trade secrets or proprietary information of others.
(i)No officer, employee of the Company or any Subsidiary at the supervisor level or higher or group of three or more such employees in a single department of the Company and the Subsidiaries (with respect to the Business) whose departure would materially disrupt the operations of the Business, has given written notice to the Company of his, her or their plans to terminate his, her or their employment relationship with the Company or the Subsidiaries.
(j)Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.16(a) through Section 3.16(i) constitute the sole and exclusive representations and warranties of the Company relating to collective bargaining matters, labor, and employment.
Section 3.17Insurance.
(a)Schedule 3.17(a) contains complete list, including the carrier and policy number, of all insurance policies, including fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other forms of insurance held by or on behalf of the Company and covering the Business, the Company, its assets and properties (collectively, the “Insurance Policies”). Complete and correct copies of the Insurance Policies have been made available to Purchaser (including copies of all written amendments, riders, supplements and other modifications thereto or waivers of rights thereunder). All material insurable risks in respect of the business and assets of the Company that are customarily insured against in the industries in which the Company operates are covered by the Insurance Policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company is engaged. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such Insurance Policies. The consummation of the transactions will not cause a cancellation or reduction in the coverage of the Insurance Policies.
(b)Except as set forth on Schedule 3.17(b), all Insurance Policies are in full force and effect and all premiums due and payable on such Insurance Policies have been timely paid in all material respects. The Company is not in breach or default with respect to any such

Insurance Policy that would be material and adverse to the Business. To the Company’s knowledge, all Insurance Policies are valid and enforceable in accordance with their terms. In the past three (3) years, the Company has not received any written notice from any insurer: (i) of actual or threatened material modification in the conditions of insurance or any refusal to issue any Insurance Policy other than non-material increases in connection with the Company’s annual renewal process, (ii) of non-renewal or termination of any Insurance Policy; (iii) disclaiming coverage or reserving rights with respect to a particular claim or any such policy in general; or (iv) requiring or suggesting any material alteration of any assets, purchase of additional equipment or material modification of any of the Company’s methods of doing business. In the past three (3) years, none of the policy limits of the Insurance Policies have been exhausted, nor has the Company failed to give any notice of any material claim under any Insurance Policy in a due and timely fashion. No Insurance Policy been cancelled in the last three (3) years (other than Insurance Policies that have expired and been replaced in the ordinary course of business).
Section 3.18Intellectual Property.
(a)Schedule 3.18(a) sets forth a true, complete and accurate list of all registrations and pending applications (for clarity, excluding any expired, lapsed or abandoned assets), as of the date of this Agreement, of Patents, Trademarks, Copyrights, and Domain Names, in each case, included in the Transferred Owned IP (collectively, the “Registered IP”). To the knowledge of the Company, (i) the Registered IP is valid, subsisting, and enforceable, and (ii) as of immediately prior to the Closing, Seller or one of its Affiliates is the sole and exclusive owner of the Registered IP, free and clear of all Liens other than Permitted Liens. Schedule 3.18(a)(ii) sets forth a list of Software included in the Transferred IP. Seller or its Affiliates own or have the right to transfer all Transferred IP to Purchaser.
(b)Except as set forth on Schedule 3.18(b), to the knowledge of the Company, (i) the conduct of the Business as currently conducted (and as conducted in the last six (6) years) does not infringe the Intellectual Property Rights of any Person and (ii) no Person is infringing any material Transferred Owned IP, in the case of each of the foregoing clauses (i) and (ii), in any material respect.
(c)Except as set forth on Schedule 3.18(c), as of the date of this Agreement, there is no pending litigation or to the knowledge of the Company, unresolved written threatened claim or assertion, against the Company or the Subsidiaries alleging that the conduct of the Business infringes the Intellectual Property Rights of any Person in any material respect.
(d)The Company and the Subsidiaries have taken commercially reasonable measures to protect the confidentiality, integrity, and security of the material Trade Secrets included in the Transferred Owned IP. To the knowledge of the Company and its Subsidiaries, no unauthorized disclosure of any material Trade Secrets included in the Transferred Owned IP has occurred.
(e)All past and present employees and independent contractors and consultants who were engaged by Seller or its Affiliates who contributed to the creation or development of Transferred Owned IP have entered into agreements with Seller or one of its Affiliates, as applicable, under which such employee, contractor or consultant (i) agrees to protect as confidential and not disclose any Trade Secrets and Confidential Information included in the Transferred Owned IP and to which such employee, contractor, or consultant has possession of or access to, and (ii) assigns (by way of a present grant of assignment) to Seller or one of its Affiliates, in a manner that conveys to Seller or one of its Affiliates all right, title, and interest in and to all Intellectual Property Rights created or otherwise developed for Seller or one of its Affiliates by such employee, contractor or consultant in the course of his, her or its relationship with Seller or one of its Affiliates, or such Intellectual Property Rights are otherwise owned by or assigned to Seller or one of its Affiliates, as applicable, by operation of Law.

(f)Except as set forth on Schedule 3.18(f), no proprietary Software included in the Transferred Owned IP (“Company Software”) incorporates, is combined with, uses, includes, links to, or is distributed or otherwise made available or accessible together with, was developed with or is compiled with, linked to or otherwise dependent on any open source, community source, shareware, freeware, or other code that would result in such Company Software being covered by the GNU General Public License or any other similar licensing regime, in each case in a manner that would require the Company or its Subsidiaries to (i) disclose or distribute its proprietary source code included in the Company Software to any third party, (ii) license any Company Software for the purpose of making derivative works, or (iii) grant to any Person any rights or immunities under any Transferred Owned IP or (iv) distribute any Company Software at no charge or minimal charge. The Company has not committed any acts, or omitted to take any actions that would cause forfeiture or abandonment of any rights in Company Software or that would cause any Company Software to enter into the public domain. Seller or its applicable Affiliate has taken commercially reasonable steps to document Company Software and Seller or its applicable Affiliate possesses or has unrestricted access to all source code and documentation for such Company Software. The Company has not disclosed to any escrow agent or other Person, or agreed to disclose to any Person, any source code of any proprietary Company Software other than disclosures to employees, independent contractors, or consultants performing services for Seller or its Affiliates who are subject to confidentiality and limited use obligations with respect thereto.
(g)To the knowledge of the Company, none of the Software marketed, licensed, supported, installed, sold or offered for access or use by the Company or its Subsidiaries to its/their customers or licensees: (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of data) that materially affects the use, functionality or performance of such Software, or any product or system containing or used in conjunction with such Software; or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Software.
(h)To the knowledge of the Company: (i) the Company and each Subsidiary, to the extent applicable to its operation of the Business, is operating the Business in material compliance with the Privacy Obligations; and (ii) during the two (2) year period preceding the date of this Agreement, the Company has not experienced any material Security Incident.
(i)To the knowledge of the Company, in the last six (6) months, there have been no failures, breakdowns, breaches, outages or unavailability of the Information Systems used by the Company or the Subsidiaries (the “Company Information Systems”) that materially impacted the Business. To the knowledge of the Company, the Company and the Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures for the Company Information Systems to receive material security patches or upgrades that are generally available.
(j)Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.18(a) through Section 3.18(i) constitute the sole and exclusive representations and warranties of Seller and its applicable Affiliates, including the Company, relating to Intellectual Property Rights.
Section 3.19Taxes.
(a)Each of Seller in respect of the Company and the Subsidiaries and the Company and the Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Authorities all Income Tax Returns and other material Tax Returns required to be filed by or in respect of the Company and the Subsidiaries. Each such Tax Return is true, correct and complete in all material respects. Seller, the Company and the Subsidiaries have paid all

Income Taxes and other material Taxes due and payable by or in respect of the Company and the Subsidiaries (whether or not shown as due on any Tax Return) to the appropriate Governmental Authorities. Seller has made available to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company and the Subsidiaries since December 31, 2022.
(b)There are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of the Subsidiaries or Seller in respect of the Company and the Subsidiaries (other than automatic waivers obtained in connection with extensions of time in which to file Tax Returns). Neither Seller in respect of the Company and the Subsidiaries nor the Company or the Subsidiaries has executed a power of attorney with respect to any Tax matter that is currently in force that will remain in effect after the Closing.
(c)No unresolved federal, state, local or foreign audits or other administrative proceedings have been commenced in writing or are pending with regard to any material Taxes or Tax Returns of the Company or any of the Subsidiaries, and no notification has been received by Seller, the Company or any of the Subsidiaries that such an audit or other proceeding has been proposed or threatened.
(d)Neither the Company nor any of the Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement or similar contract or arrangement with respect to any amount of Taxes (other than pursuant to customary commercial contracts not primarily related to Taxes).
(e)Seller, the Company, and the Subsidiaries have not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local, or non-U.S. Law) or to the Seller’s knowledge taken any position on any Tax Return that could result in a “substantial understatement of income tax” within the meaning of Section 6662 of the Code (or any similar provision of state, local, or non-U.S. Law).
(f)The Company and the Subsidiaries have (i) timely and properly withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or equityholder, or other third party and (ii) complied in all material respects with all applicable Laws relating to the reporting and recordkeeping requirements related to any Taxes required to be so withheld and paid. The Company and the Subsidiaries have properly collected, remitted and reported all material sales, use, value added, excise and similar Taxes required to be collected, remitted and reporting by or in respect of the Company and the Subsidiaries, and have complied in all material respects with all applicable Laws relating to such collection, remittance and reporting, including obtaining and maintaining properly completed exemption certificates.
(g)There are no Liens on the Purchased Interests or any of the properties or assets of the Company and the Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable.
(h)No written claim has been made by any Governmental Authority in the past three (3) years in a jurisdiction where Seller in respect of the Company and the Subsidiaries, the Company or the Subsidiaries does not file Tax Returns of a particular type that the Company or such Subsidiary is or may be subject to Tax, or required to file any Tax Return, of such type in that jurisdiction.
(i)None of the Company or the Subsidiaries is required to include any material amount in taxable income, or make any adjustment under Section 481(a) of the Code, or exclude any material item of deduction or loss from taxable income, in each case, for any Post-Closing Tax Period as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (iii) improper use of an accounting method or change in method of accounting for a Pre-Closing Tax Period, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (v) the application of Section 965 of the Code (or any similar provision of state, local, or non-U.S. Law), or (vi) deferred intercompany gain or excess loss account described under Section 1502 of the Code and the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law) arising from any transaction entered into on or prior to the Closing Date.
(j)None of the Company or any Subsidiary (i) is or has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local, or non-U.S. Law filing Tax Returns on an affiliated, consolidated, combined, unitary, or similar basis (other than a group that includes Seller or the common parent of which is the Company or any Subsidiary), or (ii) has Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) (other than a group that includes Seller), as a transferee or successor, or by Contract (other than a commercial Contract entered into in the ordinary course of business that does not primarily relate to Taxes).
(k)Neither Seller in respect of the Company and the Subsidiaries nor the Company or the Subsidiaries has (i) requested or received a ruling from any Governmental Authority in respect of Taxes or (ii) executed or entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision thereof or any similar provision of state, local, or non-U.S. Law).
(l)None of the Company and the Subsidiaries has an office, fixed place of business, or “permanent establishment” in, is engaged in business in, or is required to file Tax Returns or pay Taxes in, any country outside of its place of formation.
(m)None of the Company or the Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code within the two (2) year period prior to the date of this Agreement.
(n)None of the Company or the Subsidiaries is or has ever been (i) a partner in a partnership or an equityholder in an entity classified as a partnership for income Tax purposes (other than a partnership or an entity that is or was the Company or any of the Subsidiaries) or (ii) a party to a contract that could reasonably be expected to be treated as a partnership for income Tax purposes.
(o)All payments by, to or among any of the Company, the Subsidiaries and Seller comply in all material respects with all applicable transfer pricing requirements imposed by any Governmental Authority, and Seller has made available to Purchaser copies of all transfer pricing documentation prepared pursuant to Treasury Regulations Section 1.6662-6 (or any similar provision of non-U.S. Law) by or with respect to the Company, the Subsidiaries and Seller during the past three (3) years.
(p)Neither Seller in respect of the Company and the Subsidiaries nor the Company and the Subsidiaries has taken advantage of any relief provisions pursuant to any COVID-19 Legislation.
(q)Seller in respect of the Company and the Subsidiaries and the Company and the Subsidiaries have complied in all material respects with all requirements for all Tax holidays and similar Tax benefits that have current applicability to the Company and the Subsidiaries, and no such Tax holiday or similar Tax benefits will terminate or be subject to recapture or carryback by reason of the transactions contemplated hereby.
(r)Schedule 3.19(r) sets forth the classification of each of the Company and the Subsidiaries for U.S. federal income tax purposes since its respective formation.
Section 3.20Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.
Section 3.21Anti-Corruption and Trade Compliance.
(a)The Company and each of the Subsidiaries is, and during the past five (5) years, or with respect to Sanctions since April 24, 2019, have been, in compliance with all applicable Anti-Corruption Laws and Global Trade Laws in compliance in all material respects with all applicable Anti-Corruption Laws and Global Trade Laws. To the knowledge of the Company, there are no pending or threatened claims against the Company or any of the Subsidiaries with respect to material violations of any applicable Anti-Corruption Laws or Global Trade Laws.
(b)Neither the Company, any of its Subsidiaries, nor, to the Company’s knowledge, any of their officers, managers, directors, employees, agents or anyone acting on their behalf is a Sanctioned Person or is acting on behalf of a Sanctioned Person. Since April 24, 2019, neither the Company nor any of its Subsidiaries has done business, directly or indirectly, with (i) to the knowledge of the Company, a Sanctioned Person; or (ii) any Sanctioned Country.
(c)Since January 1, 2022, to the knowledge of the Company, the Company and its Subsidiaries have not had any direct or indirect transactions with or engaged in activity involving a benefit provided to or received from Russia or Belarus including from (i) the territory of, (ii) Persons located in, or (iii) Persons incorporated, headquartered, or whose principal place of business is in those jurisdictions.
(d)For the past five (5) years, to the Company’s knowledge, neither the Company nor any of its Subsidiaries, or their respective directors or officers (i) is or has been the subject of or a party to or received any written or oral notice from any Governmental Authority or other Person regarding any allegation, claim, violation, penalty, fine, whistleblower or other complaint, voluntary disclosure, investigation, prosecution, settlement, enforcement action, or other Litigation related to any applicable Anti-Corruption Law or Global Trade Laws or (ii) has conducted any internal investigations regarding any actual, potential, or suspected violation or, or failure to comply with Anti-Corruption Laws or Global Trade Laws.
(e)To the knowledge of the Company, there are no pending or threatened claims against the Company or any of the Subsidiaries with respect to material violations of any applicable Anti-Corruption Laws or Global Trade Laws.
Section 3.22Customers, Suppliers and Distributors.
(a)Schedule 3.22(a) sets forth a true and correct list of the top ten (10) customers or distributors of the Company and the Subsidiaries based on revenue generated in accordance with GAAP during (i) the fiscal year ending December 31, 2024 and (ii) the fiscal year ending December 31, 2025 (the “Material Customers”).
(b)Schedule 3.22(b) sets forth a true and correct list of the top ten (10) suppliers or manufacturers of the Company and the Subsidiaries based on expenses incurred during: (i) the fiscal year ending December 31, 2024 and (ii) the fiscal year ending December 31, 2025 (the “Material Suppliers”).
(c)Neither the Company nor any of the Subsidiaries have received, during the three (3) years prior to the date of this Agreement, any written threat or notice that any Material Customers with whom Company has a contractual relationship that is in effect on the date hereof or Material Suppliers with whom Company has a contractual relationship that is in effect on the date hereof intend to (i) terminate its business with the Company or the Subsidiaries, (ii) refuse to pay any amount due to with the Company or the Subsidiaries, (iii) refuse to pay any amount due to with the Company or the Subsidiaries, (iv) seek to exercise any remedy with respect to the Company or the Subsidiaries or (v) effect a change to any of its Contracts that would materially reduce the profit margin that the Company or any Subsidiary is expected to achieve with respect to such Contract.
(d)To the knowledge of the Company, the consummation of the transactions contemplated herein will not materially and adversely affect the relationship of the Company or any Subsidiary with any Material Supplier or Material Customer.
Section 3.23Government Contracts.
(a)Section 3.23(a)(i) sets forth a complete and accurate list of all Government Bids submitted and for which no award has yet been made and which is expected to result in a Government Contract, including for each such Government Bid: (1) the customer name, (2) the type and number of the relevant solicitation document, (3) if such Government Bid is for a subcontract or task order under a prime Contract, the applicable prime Contract number, (4) the date of submission, and (5) the estimated value of the anticipated Contract based on the Government Bid. Section 3.23(a)(ii) sets forth a list of each outstanding teaming agreement and mentor-protégé agreement to which the Company or any Subsidiary is a party. Correct and complete copies of all such teaming agreements and mentor-protégé agreements, including all amendments, modifications and supplements thereto, have been made available to Purchaser.
(b)The Company and each Subsidiary are currently, and at all times in the past three (3) years have been, compliant in all material respects with (i) the terms and conditions of all Government Contracts and (ii) all Laws applicable to each Government Contracts or Government Bid.
(c)With respect to each Government Contract and Government Bid: (i) all representations included in such Government Contract or Government Bid and written certifications made by the Company or a Subsidiary in relation to such Government Contract or Government Bid were complete and accurate in all material respects as of their effective date; and (ii) neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral notice of any termination for default or convenience, show cause letter, or cure notice with respect to any such Government Contract.
(d)Neither a Governmental Authority, nor any prime contractor or higher- or lower-tier subcontractor has notified the Company or any of the Subsidiaries in writing or, to the knowledge of the Company orally, that the Company and/or any Subsidiary has materially breached or violated any Law, statute, rule, regulation, certification, representation, clause, provision or requirement pertaining to a Government Contract or Government Bid.
(e)No reasonable basis exists to give rise to a claim by a Governmental Authority for fraud (as such concept is defined under the state or federal Laws of the United States) against the Company and/or any Subsidiary in connection with any Government Contract, under the False Claims Act, or in connection with Preferred Bidder Status.

(f)In the past three (3) years, neither the Company nor any Subsidiary has conducted or initiated any internal investigation or made any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to a Government Contract or Government Bid or any Laws.
(g)Neither the Company nor any Subsidiary (i) has received any written or, to the knowledge of the Company, oral notice of any outstanding claims, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract, and (ii) does not have any outstanding claims or requests for equitable adjustment or disputes with a Governmental Authority under the United States Contract Disputes Act, as amended, or any other Law or with any prime contractor, higher-tier contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid. Neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral notification of quality, cost, schedule or technical problems that, to the knowledge of the Company, reasonably could support claims against the Company and/or any Subsidiary (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor.
(h)No Government Contract or Government Bid is currently the subject of any bid protest before any Governmental Authority and, to knowledge of the Company, no such Government Contract or Government Bid is reasonably likely to become the subject of a bid protest.
(i)Neither the Company, any Subsidiary, nor, to the knowledge of the Company, any of their directors, managers or officers (i) has been debarred, suspended or excluded from participation in the award of any Government Contract nor has any debarment, suspension or exclusion proceeding, to the knowledge of the Company, been threatened or initiated against the Company or any Subsidiary or any of their directors, managers or officers; or (ii) has been under or subject to any investigation, indictment, subpoena, or administrative proceeding involving any alleged violation of a Government Contract requirement or Law pertaining to any Government Contract.
(j)Neither the Company nor any Subsidiary has received any written (or to the knowledge of the Company, oral), notification that any Governmental Authority, prime contractor, or higher-tier subcontractor will terminate, materially decrease the rate of purchasing under, or decline to exercise options under any Government Contract including, but not limited to, actions taken as the result of any loss of Preferred Bidder Status.
(k)The Company and each Subsidiary has “flowed down” all required FAR (and agency supplemental regulations) clauses, and any required comparable state and local requirements, to its subcontractors, sub-recipients, suppliers, distributors, contractors and vendors by including the provisions in its agreements with its subcontractors, sub-recipients, suppliers, distributors, contractors and vendors, as well as any non-mandatory “flow down” provisions necessary for the Company and any Subsidiary to meet its obligations under such Government Contract.
(l)No money due to the Company or any Subsidiary under any Government Contract is currently being withheld or has been set off in the past twenty-four (24) months.
(m)Neither the Company nor any Subsidiary holds a Facility Clearance and no Facility Clearance or Personnel Security Clearance is required for purposes of any Government Contract or Government Bid related to the Business.

(n)Except as set forth in Schedule 3.23(n), neither the Company nor any Subsidiary is currently party to any Government Contract that has been awarded as a set-aside for or otherwise based on Preferred Bidder Status. Neither the Company, nor any Subsidiary currently certifies, and has not in the past three (3) years certified, as to any Preferred Bidder Status. Neither the Company nor any Subsidiary has been in the past three (3) years the subject of a Small Business Administration (“SBA”) certificate of competency, size determination, size protest, size appeal or a review of eligibility of any status under the administration of the SBA or any other similar review or proceeding under the jurisdiction of another applicable Governmental Authority. Any representations made by the Company or any Subsidiary about size or status were accurate, complete, and in compliance with all applicable requirements of Law in all material respects at the time they were made.
(o)No Governmental Authority has rights in any Transferred Owned IP, except for Limited Rights in technical data and/or Restricted Rights in computer software (as each term is defined in FAR 52.227-14 and DFARS 252.227-7013 and -7014), or other applicable similar rights pursuant to Government Contract clauses. No prime contractor or subcontractor at any tier under a Government Contract with the Company or any Subsidiary has been granted or otherwise is entitled to any rights in any Transferred Owned IP pursuant to the terms of such Government Contract or otherwise. The Company and its Subsidiaries have taken all steps required under any Government Contract or under applicable Law to protect the Company or Subsidiary’s rights in and to any Transferred Owned IP in all material respects. The Company and its Subsidiaries have not received any written or, to the knowledge of the Company, oral communications from a Governmental Authority, including inquiries, request for information, or challenges pursuant to FAR 52.227-14(e), DFARS 252.227-7019, or DFARS 252.227-7037, requesting an explanation or justification for any restrictive markings included on any Transferred Owned IP.
(p)There are no restrictions on the Company or any Subsidiary’s use of any Transferred Owned IP developed or otherwise created by the Company or a Subsidiary, or delivered to a Governmental Authority, under any Government Contract for purposes outside of the scope of that Government Contract.
(q)Except as set forth on Schedule 3.23(q), the Company and each Subsidiary has not conceived or first actually reduced to practice any “invention” (as that term is defined in 48 C.F.R. § 52.227-11) in performance of any Government Contract. The Company and each Subsidiary has disclosed to the applicable Governmental Authority, elected to retain title to, and filed patent application(s) for, any such invention within the time period required by the Government Contract under which such invention was conceived or first actually reduced to practice.
(r)The Company and each Subsidiary is, and during the past three (3) years has been, compliant with the requirements of DFARS 252.204-7012, DFARS 252.204-7019, and DFARS 252.204-7020 in all material respects, including, but not limited to, compliance with the cybersecurity standards set forth in the National Institute of Standards and Technology Special Publication 800-171, if applicable to its Government Contracts. All facts set forth in or acknowledged by, and any representations or certifications made or submitted by or on behalf of the Company and each Subsidiary in connection with its compliance with DFARS 252.204-7008, DFARS 252.204-7012, DFARS 252.204-7019, and DFARS 252.204-7020, were true and accurate at the time of submission in all material respects. Except as set forth in Schedule 3.23(r), in the past three (3) years, neither the Company nor any Subsidiary have experienced a reportable “cyber incident” as defined in DFARS 252.204-7012.
(s)To the knowledge of the Company, the Company and each Subsidiary is prepared to meet applicable certification and corresponding affirmation requirements of the

Cybersecurity Maturity Model Certification program as described in 32 C.F.R. Part 170, DFARS Subpart 204.75, and DFARS 252.204-7021 as applicable in the Company or a Subsidiary’s Government Contracts.
(t)The Company and its Subsidiaries have complied in all material respects with all Laws regarding post-employment conflict of interest restrictions applicable to employees formerly employed by a Governmental Authority (“Former Government Employees”), and, to the knowledge of the Company, Former Government Employees are, and have been, in compliance with all Laws regarding post-employment conflict of interest restrictions applicable to Former Government Employees with respect to their role with the Company and/or its Subsidiaries in all material respects.
(u)Schedule 3.23(u) sets forth a complete list of all System for Award Management registrations and Commercial and Government Entity codes held by any of the Company and the Subsidiaries.
(v)Schedule 3.23(v) sets forth (i) a complete list of all organizational conflict of interest (as defined in FAR subpart 9.5) (“OCI”) mitigation plans entered into in connection with any Government Contract to the extent the Company or any Subsidiary has any continuing obligations under such OCI mitigation plan and (ii) a complete list of all OCI mitigation plans proposed in connection with any Government Bid. The Company and its Subsidiaries are, and in the past three (3) years have been, in compliance with all OCI requirements in all material respects and have not received written or, to the knowledge of the Company, oral notice of any failure to comply with such requirements or the existence of any prohibited OCI in connection with any Government Contract. Except as set forth in Schedule 3.23(v)(iii), to the knowledge of the Company, there is no work or future business opportunities from which the Company or any Subsidiary is currently limited, prohibited or otherwise restricted from performing or bidding, due to “organizational conflicts of interest” (as defined by FAR Subpart 9.5), Government Contract terms or provisions, employment of Former Government Employees or OCI mitigation plans submitted by the Company or a Subsidiary in connection with any Government Contract or Government Bid.
Section 3.24Data Security and Artificial Intelligence.
(a)The Company (i) has implemented and maintains written policies and procedures and commercially reasonable administrative, technical and physical safeguards designed to protect Personal Data from unauthorized access or disclosure; (ii) periodically assesses risks to the privacy, security, and confidentiality of Personal Data consistent with industry standards; and (iii) maintains commercially reasonable cybersecurity insurance in coverage types and amounts consistent with industry practice.
(b)The Company does not collect or transmit, nor has it collected or transmitted, any Personal Data outside of the United States of America that would subject the Company to any international privacy or cybersecurity legal requirements.
(c)During the five (5) year period preceding the date of this Agreement, (i) the Company and each Subsidiary, to the extent applicable to its operation of the Business, has operated the Business in material compliance with the Data Security Requirements; (ii) no complaint, claim, enforcement action, subpoenas, demands, or other notices from any Governmental Authority or litigation of any kind has been served on the Company under any applicable Data Security Requirement; and (iii) to the knowledge of the Company, the Company is not under investigation by any Governmental Authority for violation of any Data Security Requirement or in connection with any Security Incident.

(d)During the five (5) year period preceding the date of this Agreement, (i) neither the Company, nor, to the knowledge of the Company, any vendor of the Company that has handled, processed, or had access to Personal Data, has experienced any material Security Incident involving Personal Data of the Company requiring notification of individuals or to any Governmental Authority under any applicable Data Security Requirements.
(e)The Company and each Subsidiary has entered into written agreements with all third-party service providers that process, access, or handle Personal Data on behalf of the Company or any Subsidiary and each such agreement includes commercially reasonable data protection and security obligations. To the knowledge of the Company, each such third-party service provider is in compliance with such obligations in all material respects.
(f)Schedule 3.24(f) sets forth a complete and accurate list of all artificial intelligence, machine learning, or algorithmic decision-making systems or tools developed by or on behalf of the Company and used in the Business (collectively, “AI Systems”). To the knowledge of the Company, (i) the AI Systems comply in all material respects with all applicable Laws; (ii) the Company and each Subsidiary owns or has valid rights to use all AI Systems, including all training data, models, algorithms, and outputs generated by such AI Systems; (iii) the training data used to develop any AI Systems was lawfully obtained and processed in compliance in all material respects with all applicable Privacy Obligations and Intellectual Property Rights of third parties; and (iv) the Company and each Subsidiary has implemented commercially reasonable measures to test and monitor the AI Systems for compliance in all material respects with applicable Laws.
(g)Following the Closing, Seller shall, and shall cause its Affiliates to, reasonably cooperate with Purchaser in connection with any Security Incident that occurred prior to the Closing, including providing access to relevant personnel, documents, and information in Seller’s possession or control, provided, however, that neither Seller nor its Affiliates shall have any obligation to take any action that would, in Seller's reasonable judgment, result in a waiver of any attorney-client privilege, work product doctrine protection, or other applicable legal privilege.
Article IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Except as set forth in the Schedules, Seller hereby represents and warrants to Purchaser, as of the date hereof, as follows:
Section 4.01Organization. Seller is duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Seller is duly qualified or licensed and in good standing to do business as a foreign entity in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby or cause a delay in the ability of Seller to consummate the transactions contemplated hereby.
Section 4.02Authority/Binding Effect. Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Seller and no other action on the part of Seller or its stockholder is required to authorize the execution, delivery and performance hereof by Seller, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.03Consents and Approvals/No Violation.
(a)Assuming the truth and accuracy of the representations and warranties set forth in Section 5.03(a), the execution and delivery of this Agreement by Seller does not, and the performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will not, require Seller to obtain any Consent from any Governmental Authority.
(b)The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate, in any material respect, the certificate of incorporation or by-laws or other comparable organizational documents, in each case as currently in effect, of Seller, (ii) conflict with, violate or result in a loss of rights or trigger new obligations under any Orders applicable to Seller or by or to which any of its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material contract or permit to which Seller is a party or by or to which Seller or any of its properties or assets is bound or subject, except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or rights that would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby or cause a delay in the ability of Seller to consummate the transactions contemplated hereby.
Section 4.04Absence of Litigation. There is no Litigation pending or, to the knowledge of the Seller, threatened against Seller or affecting any of its properties or assets which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby or cause a delay in the ability of Seller to consummate the transactions contemplated hereby. Seller is not a party to or subject to, or in default under, any Order that would reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby or cause a delay in the ability of Seller to consummate the transactions contemplated hereby.
Section 4.05Title.
(a)Seller is the direct beneficial and record owner of, and has good, valid and marketable title to, the Purchased Interests, in each case, free and clear of all Liens other than those arising pursuant to this Agreement and applicable securities Laws.
(b)The Purchased Interests (i) have been duly authorized, validly issued, fully paid and non-assessable, (ii) were issued in compliance with Law, (iii) were not issued in breach or violation of any preemptive rights or rights of first refusal, rights of first offer or similar rights of any Person or any Contract and (iv) constitute all of the outstanding stock of the Company. Other than pursuant to this Agreement or the Company’s certificate of incorporation, bylaws, operating agreement or other comparable organizational documents, the Purchased Interests are not subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, transfer, dividend rights or disposition of the Purchased Interests and no Person has any outstanding or authorized option, warrant or other right relating to the sale, transfer or voting of the Purchased Interests or pursuant to which (A) Seller is or may become obligated to issue, sell, transfer or otherwise dispose of, redeem or acquire any Purchased Interests or (B) Seller has granted, or may be obligated to grant, a right to participate in the profits of the Company.

Section 4.06Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder’s fee or other similar compensation from the Seller in connection with the consummation of the transactions contemplated by this Agreement.
Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller, as of the date hereof, as follows:
Section 5.01Organization. Purchaser is duly organized, validly existing and in good standing under the Laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Purchaser is duly qualified or licensed and in good standing to do business as a foreign entity in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby or cause a delay in the ability of Purchaser to consummate the transactions contemplated hereby.
Section 5.02Authority/Binding Effect. Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Purchaser and no other action on the part of Purchaser or its equityholders is required to authorize the execution, delivery and performance hereof by Purchaser, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.03Consents and Approvals/No Violation.
(a)Assuming the truth and accuracy of the representations and warranties set forth in Section 3.06(a) and Section 4.03(a), the execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not, require Purchaser or any of its Affiliates to obtain any Consent from any Governmental Authority.
(b)The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate, in any material respect, the certificate of incorporation or by-laws or other comparable organizational documents as currently in effect, of Purchaser, (ii) conflict with, violate or result in a loss of rights or trigger new obligations under any Orders applicable to Purchaser or by or to which any of its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material contract or permit to which Purchaser is a party or by or to which Purchaser or any of its properties or assets is bound or subject, except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or rights that would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby or cause a delay in the ability of Purchaser to consummate the transactions contemplated hereby.
Section 5.04Absence of Litigation. There is no Litigation pending or threatened in writing against Purchaser or affecting any of its properties or assets which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby or cause a material delay in the ability of Purchaser to consummate the transactions contemplated hereby and (ii) Purchaser is not a party to or subject to, or in default under, any Order that would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby or cause a delay in the ability of Purchaser to consummate the transactions contemplated hereby.
Section 5.05Operations of Purchaser. Purchaser has not (a) engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby or (b) incurred any Liabilities other than in connection with its formation and in preparation for or as the transactions contemplated hereby.
Section 5.06Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Purchaser will be solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Subsidiaries.
Section 5.07Acquisition of Interests for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated hereby. Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Company and the Subsidiaries and their properties, assets, businesses, financial conditions, documents, information and records. Purchaser is acquiring shares of the Company for investment and not with a view toward or for sale or in connection with any distribution thereof, or with any present intention of distributing or selling shares of the Company. Purchaser understands and agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
Section 5.08Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Purchaser, to receive any commission, brokerage, finder’s fee or other similar compensation from the Company or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.
Article VI

COVENANTS
Section 6.01Access to Records; Cooperation.
(a)Purchaser and Seller will, and will cause their subsidiaries to (which, with respect to Purchaser, after closing will include the Company and the Subsidiaries), preserve and keep the records held by them relating to the Business prior to the Closing for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and will make such records (or copies) and reasonably appropriate personnel available, at reasonable times during normal business hours and upon reasonable advance notice, as may be reasonably required by the other parties, their Affiliates or their Representatives in connection with any insurance claims by, Litigation or Tax audits against, governmental investigations of, or compliance with legal requirements by, such party or its Affiliates.

(b)For a period of three (3) years after the Closing, at Seller’s or its Affiliate’s reasonable request, Purchaser shall provide, and shall cause the Company and the Subsidiaries to provide, at Seller’s sole cost and upon reasonable advance request and during normal working hours, Seller, its Affiliates and their Representatives with access to and the right to make copies of those records and documents related to the Transferred Business (possession of which is retained by Purchaser, the Company or a Subsidiary, as applicable), as may be reasonably necessary in connection with any third-party Litigation, the preparation of financial statements or the conduct of any audit or investigation by a Governmental Authority.
Section 6.02Public Statements. Purchaser and Seller have agreed prior to the date hereof to issue a mutually agreed press release upon the execution and delivery of this Agreement. Otherwise, Purchaser, Seller, and their respective Affiliates shall not issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto. Notwithstanding anything to the contrary in this Agreement or any other agreement contemplated hereby, any party may issue a press release or make a public statement with respect to the transactions contemplated hereby without the consent of the other party as may be required by Law or any listing agreement with any applicable securities exchange or market. The foregoing shall not limit any non-public equity holder communication of any party or any disclosure made in connection with a court pleading.
Section 6.03Indemnification of Directors and Officers.
(a)For a period of six (6) years after the Closing, Purchaser will not, and will not permit the Company or any of the Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of the Subsidiaries’ certificate or articles of incorporation, certificate of formation, by-laws, operating agreement or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any Persons who at any time prior to or at the Closing are or were officers, directors or employees of the Company or any Subsidiary (each, a “D&O Indemnified Person”) with respect to matters existing or occurring at or prior to the Closing (unless and to the extent required by Law), it being the intent of the parties that all such D&O Indemnified Persons will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person.
(b)Prior to the Closing Date, Seller will cause the Company as of the Closing to obtain “tail” insurance policies with a claims period of at least six (6) years from and after the Closing, from an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in connection with this Agreement and the transactions contemplated hereby) and Purchaser will cause the Company to maintain such D&O Insurance in full force and effect for its full term, provided that the fees, costs and expenses incurred in connection with the D&O Insurance shall be paid by the Seller.
(c)In the event that Purchaser or the Company or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Purchaser will cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations of Purchaser set forth in this Section 6.03.

(d)Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 6.03 will not be terminated or modified by Purchaser, the Company or any of the Subsidiaries in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 6.03 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person referred to in Section 6.03(a), his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.03, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.
Section 6.04Assumption of Regulatory Obligations. From and after the Closing Date, Purchaser will be responsible for obtaining and maintaining all Permits, waivers and approvals regarding the Business, as well as all ongoing regulatory compliance relating thereto; provided, however, the Seller and its Affiliates shall cooperate and assist to the extent reasonable necessary; provided further, the terms of this Section 6.04 are subject to the terms of the Transition Services Agreement.
Section 6.05Mail and Other Communications. After the Closing Date, each of Seller and its subsidiaries and Purchaser and its subsidiaries may receive mail, packages and other communications properly belonging to the other (or the other’s subsidiaries). Accordingly, at all times after the Closing Date, each of Seller and Purchaser authorizes the other and their subsidiaries to receive and open all mail, packages and other communications received by it and not unambiguously intended for any other party (or its subsidiaries) or any other party’s (or its subsidiaries’) representatives, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party, the receiving party will promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other party. The provisions of this Section 6.05 are not intended to, and will not be deemed to, constitute an authorization by either Seller or Purchaser to permit the other to accept service of process on its behalf or on behalf of either such party’s Affiliates and neither party is or will be deemed to be the agent of the other for service of process purposes.
Section 6.06Return of Assets; Transfer of Business Assets.
(a)If, at any time during the period commencing on the Closing Date and ending on the date that is two (2) years after the Closing Date, any asset of the Company or the Subsidiaries acquired by Purchaser or any of its Affiliates pursuant to this Agreement is not a Business Asset, (i) Purchaser or its applicable Affiliate will return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller, such asset; (ii) Seller will, or will cause its appropriate Affiliate to, assume (without further consideration) any Liabilities associated with such assets to the extent such Liability is not a Business Liability; and (iii) Purchaser and Seller will, or will cause their appropriate Affiliates to, as applicable, execute such documents or instruments of conveyance or assumption and take such further acts that are reasonably necessary or desirable to effect the transfer of such asset back to such Affiliate of Seller, in each case such that each party is put into the same position as if such action had been taken on the Closing Date. Pending such transfer to Seller or its designated Affiliate, Purchaser will hold such asset and provide to Seller or its designated Affiliate all of the benefits and liabilities associated with the ownership and operation of such asset and, accordingly, Purchaser will cause such asset to be operated or retained as may reasonably be instructed in writing by Seller.
(b)If, at any time during the period commencing on the Closing Date and ending on the date that is two (2) years after the Closing Date, any asset held by Seller or any of its Affiliates is ultimately determined to be a Business Asset, (i) Seller or its applicable Affiliate will transfer and convey (without further consideration) to Purchaser or its designated Affiliate, such Business Asset; (ii) Purchaser will, or will cause its designated Affiliate to, assume (without further consideration) any Business Liabilities associated with such assets; and (iii) Purchaser and Seller will, or will cause their appropriate Affiliates to, as applicable, execute such documents or instruments of conveyance or assumption and take such further acts that are reasonably necessary or desirable to effect the transfer of such Business Asset to Purchaser or its designated Affiliate, in each case such that each party is put into the same position as if such action had been taken on Closing Date. Pending such transfer to Purchaser or its designated Affiliate, Seller will hold such Business Asset and provide to Purchaser or its designated Affiliate all of the benefits and liabilities associated with the ownership and operation of such asset and, accordingly, Seller will cause such Business Asset to be operated or retained as may reasonably be instructed in writing by Purchaser.
(c)The parties hereto acknowledge and agree that all accounts receivable (including billed and unbilled) for work performed through the Closing Date shall remain the property of Seller and its Affiliates and shall be collected by Seller or its Affiliates subsequent to the Closing (the “Retained AR”). In the event that, subsequent to the Closing, Purchaser, the Company, the Subsidiaries or their Affiliates receive any payments from any obligor with respect to the Retained AR, then Purchaser, the Company or the applicable Subsidiary shall within twenty (20) Business Days after receipt of such payment remit the full amount of such payment to Seller . In the event that, subsequent to the Closing, Seller or its Affiliates receives any payments from any obligor with respect to an account receivable of Purchaser, the Company or the Subsidiaries for any period after the Closing Date, then Seller shall within twenty (20) Business Days after receipt of such payment remit the full amount of such payment to the Company. In regard to Contracts where Seller has incurred costs related to certain milestones and no unbilled AR or account receivable balances have been recorded on the Company balance sheet at Closing (for example, due to contract language limiting Seller to accrue for these items under GAAP), Seller will provide details of these costs and supporting documents to Purchaser. After the completion of the related milestones and receipt of the corresponding payments in full from the customers, the Company will pay Seller for these costs plus the applicable contract margin (i.e. costs incurred plus contract margin).
(d)Subject to Section 2.05, following the Closing, Seller will reimburse the Company for any actual third-party costs incurred by the Company and its Affiliates (including the Subsidiaries) pertaining to services performed for the Ukraine Ministry of Health under the 2023 CBGH LLC (“Heritage”) funding agreement, inclusive of mark ups consistently applied, not to exceed the maximum estimated refundable portion of such Heritage funding agreement as of the Closing, applying consistent historical accounting policies. The Company will submit invoices and support for evidence of payment of such costs, inclusive of the markup, for Seller’s approval and payment. The reimbursement obligation pursuant to this Section 6.06(d) will expire immediately upon determination by Seller that any potential refund to Heritage is reduced to zero.
(e)Following the Closing, Seller will reimburse the Company for any actual costs incurred by the Company and its Affiliates (including the Subsidiaries) pertaining to services performed for TGS program with the CDC with respect to additional work required to be completed by the Business to meet contractual wastewater testing minimums due prior to the Closing (“Pre-Closing Testing Minimums”), up to a maximum of $200,000. The Company will submit invoices and support for evidence of payment of such costs for Seller’s approval and payment, including without limitation, documentation of the request to perform additional work, which must be directly tied to the Pre-Closing Testing Minimums in writing.
(f)Subject to Section 6.06(c)-(e), if Seller or its Affiliate(s) received advance proceeds from any customer of the Business prior to Closing or receive proceeds from any customer of the Business subsequent to the Closing, then Seller will refund such amounts or portions thereof, as applicable, actually received by Seller or its Affiliate(s) to the Company at

Closing or within twenty (20) Business Days after receipt of such payment. With respect to the Retained AR relating to the Republic of Botswana Ministry of Health, Seller will promptly pay to the Company 50% of the amounts actually collected following the Closing.
Section 6.07Unblocking License; Grant-Back License.
(a)Subject to Section 6.07(b), Seller, on behalf of itself and its Affiliates as of the Closing, hereby grants to Purchaser and its Affiliates, effective as of the Closing, a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up, worldwide license (with the right to grant sublicenses through multiple tiers), solely to operate the Business and not for any other use, under the Intellectual Property Rights (excluding (x) the Excluded Intellectual Property and (y) Patents, Trademarks, and registered Copyrights), (i) owned or Controlled by Seller as of the Closing, (ii) not included in the Transferred Business, and (iii) used by the Company to operate the Business in the twelve (12) months prior to the Closing, solely to the extent necessary to operate the Business (“Unblocking License”).
(b)Purchaser, on behalf of itself and its Affiliates, hereby grants to Seller and its Affiliates, effective as of the Closing, a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up, worldwide license (with the right to grant sublicenses through multiple tiers) under the Transferred IP, for any and all uses by the Seller and its Affiliates in connection with their businesses (which, after the Closing, does not include the Transferred Business).
(c)Following the Closing, Purchaser shall have no rights to use any Seller Marks. As soon as practicable following the Closing Date, and in any event within ninety (90) days thereafter, Purchaser shall (i) cause the Company and each of its Subsidiaries to take all actions necessary to change its legal name to a name that does not include, or is not confusingly similar to, any Seller Marks, and (ii) take all actions and file all documents with any Governmental Authority necessary to effect such name changes. Purchaser shall provide Seller with written evidence of such filings and name changes promptly upon completion. No later than one hundred twenty (120) days following the Closing, Purchaser shall, and shall cause its Affiliates to, cease all uses of the Seller Marks and remove, cover, obscure or destroy any Seller Marks from any of the Business Assets (including, for clarity, replacing or revising all letterheads, policies and procedures and other internal documents and materials to delete all references to or uses of the Seller Marks). Following the Closing, Purchaser shall, and shall cause its Affiliates to, not apply for, register, use, or authorize any other Person to apply for, register, or use, any Trademarks, Domain Names (including domain names as part of an email address), or Social Media accounts and handles comprising, containing, or confusingly similar to any Seller Mark.
Section 6.08Confidentiality.
(a)Except as required by Law or administrative process and except for information which is now or hereafter becomes public other than as a result of a breach of this Section 6.08(a), for a period of three (3) years after the Closing Date, Seller shall not, and shall cause its subsidiaries not to disclose to any other Person any Confidential Information exclusively used in or exclusively relating to the Transferred Business, whether in written, oral or other form; provided that nothing in this Section 6.08(a) shall in any way limit the disclosure of any such information to the Representatives of Seller in order to assist Seller with respect to (i) the transactions contemplated hereby and the other documents referred to herein or (ii) the conduct of Seller’s and its Affiliates’ businesses other than the Transferred Business.
(b)Purchaser acknowledges and agrees for the benefit of Seller, the Company and the Subsidiaries that, without limitation to any other rights or obligations under the Confidentiality Agreement, all Confidential Information disclosed in connection with Purchaser’s due diligence investigation of the Company, the Subsidiaries and the Business, and the evaluation of the transactions contemplated hereby, including pursuant to Section 6.01, shall be treated as and remain confidential in accordance with the terms of the Confidentiality Agreement from the date of this Agreement until the Closing Date, as “Evaluation Material” and “Confidential Information”, as applicable (in each case, as defined in the Confidentiality Agreement).
Section 6.09Novation. From and after the Closing and until the receipt of all Governmental Approvals required to effect the transfer (by novation or assignment or otherwise) of each of the Government Contracts set forth on Schedule 1.01(e) (the “Prime Government Contracts”, and such transfers, the “Prime Government Contract Assignments”) in accordance with this Section 6.09: (a) the parties will enter into and shall comply with the terms of the Subcontract Agreement Pending Novation concerning the disposition of each Prime Government Contract not yet assigned at Closing; and (b) the parties shall use commercially reasonable efforts to obtain such Governmental Approvals, including by jointly preparing, in accordance with FAR Subpart 42.12 or other agency regulations or policies, written requests meeting the requirements of FAR Subpart 42.12 or other agency regulations and policies, as reasonably interpreted by the applicable responsible contracting officer (as such term is used in FAR Subpart 42.1202, the “Responsible Contracting Officer”), which shall be in form and substance reasonably satisfactory to the parties and which shall be submitted by Seller to the applicable Responsible Contracting Officer to (i) recognize Purchaser as Seller’s successor-in-interest to each such Prime Government Contract, and (ii) enter into one or more novation agreements, and such other documents as the applicable Governmental Authority may require, in form and substance reasonably satisfactory to the parties, pursuant to which, subject to the requirements of the FAR Subpart 42.12, all of Seller’s right, title and interest in and to, and all of Seller’s liabilities under, such Prime Government Contract shall be validly conveyed, transferred and assigned and novated to Purchaser, in each case in order to permit the Prime Government Contract Assignments as promptly as reasonably practicable following the Closing. If any such Governmental Approval cannot be obtained then, to the maximum extent permitted by Law and such Prime Government Contracts, Purchaser shall continue to perform such Prime Government Contracts under the Subcontract Agreement Pending Novation until such Contracts are completed. For the avoidance of doubt, this Agreement shall not constitute an agreement to transfer (by novation or assignment or otherwise) any Prime Government Contract if an attempted transfer thereof, without the approval of a Governmental Authority or other Person, would constitute a breach or other contravention thereof.
Section 6.10Non-Solicit.
(a)From and after the Closing, Seller covenants and agrees that, for a period of two (2) years from the date of this Agreement (the “Restricted Period”), it shall not, and shall not permit any of its Affiliates to, whether on behalf of any other Person or its own behalf, directly or indirectly, solicit or encourage any person who was employed by the Business immediately prior to the Closing to terminate his or her employment or independent contractor relationship with the Purchaser, the Company or their respective Affiliates; provided, that, Seller and its Affiliates shall not be restricted by this Section 6.10: (x) from any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any employees of the Business or (y) from engaging or hiring, as an employee, advisor or independent contractor, any individual who makes an unsolicited approach to Seller or its Affiliate.
(b)From and after the Closing, Seller covenants and agrees that, for a period of five (5) years from the date of this Agreement, it shall not, and shall not permit any of its Affiliates to, whether on behalf of any other Person or its own behalf, directly or indirectly, solicit work or bid on any contracts or work pursuant to the TGS program with the CDC (or similar, related, extended, renamed or replacement program).
(c)Seller has carefully read and considered the provisions of this Section 6.10 and, having done so, agree that the restrictions set forth herein are fair and reasonable given the terms and conditions of this Agreement, the nature of the Business, the area in which the Business markets its products and services, and the consideration being provided pursuant to this Agreement. In addition, Seller specifically agrees that the length, scope and definitions used in the covenant not to compete and other restrictions set forth in this Section 6.10 are fair and reasonable. Seller further agrees that the restrictions set forth in this Section 6.10 are reasonably required for the protection of the legitimate business interests of the Purchaser, the Company or their respective Affiliates. Seller agrees not to contest the general validity or enforceability of this Section 6.10 before any court, arbitration panel or other Governmental Authority.
(d)Seller acknowledges and agrees that its breach of any of the covenants in this Section 6.10 during the Restricted Period shall result in irreparable damage and continuing injury to the Purchaser. Therefore, in the event of any breach or threatened breach of such covenants during the Restricted Period, Seller agrees that the Purchaser, the Company and their respective Affiliates shall be entitled to seek an injunction from any court of competent jurisdiction enjoining such Person from committing any violation or threatened violation of those covenants.
(e)In the event of an alleged breach or violation by any Person of this Section 6.10, the Restricted Period with respect to such Person shall be tolled until such breach or violation has been duly cured.
(f)Whenever possible, each provision of this Section 6.10 shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Section 6.10 is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Section 6.10 shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Section 6.10 shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in this Section 6.10 with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.10 shall be enforceable as so modified.
Section 6.11Conduct of the Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement, required by Law, or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company and Subsidiaries, in each case with respect to the Business to: (i) use commercially reasonable efforts to conduct the Business only in the ordinary course of business consistent with past practice; (ii) use commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company; (iii) keep and maintain its assets and properties in good repair and normal operating condition, ordinary wear and tear excepted; and (iv) maintain and preserve intact the current organization, business and franchise of the Company and to preserve its rights, goodwill and relationships with its employees, customers, lenders, suppliers, regulators and others having business relationships with the Business. By way of amplification and not limitation, from the date hereof until the Closing Date, except as otherwise contemplated by or provided in this Agreement (including actions to assign or transfer Business Assets and Business Liabilities from Seller or its Affiliates to the Company and the Subsidiaries or assign or transfer assets or Liabilities that are not Business Assets or Business Liabilities from the Company and the Subsidiaries to Seller or its Affiliates), required by Law, or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not cause or permit the Company, its Subsidiaries or the Business to do, or to propose to do, directly or indirectly, any of the following with respect to the Transferred Business:
(a)amend or otherwise change the charter, by-laws or other organizational documents of the Company or the Subsidiaries;
(b)reclassify, split, combine, redeem or acquire, directly or indirectly, any shares of the Company’s or its Subsidiaries capital stock or other equity interests, or any other change with respect to their capital structure;
(c)permit to occur any material loss, damage, destruction or other casualty affecting any of its material Business Assets, whether or not covered by insurance;
(d)(i) make, change or revoke any material Tax election, (ii) change its Tax year or annual Tax accounting period, (iii) adopt or change any material method of Tax accounting, (iv) amend any Tax Return, (v) file or cause to be filed any Tax Return other than on a basis consistent with past practice, (vi) enter into any closing agreement in respect of Taxes (within the meaning of Section 7121 of the Code (or similar provisions of state, local or non-U.S. Law)), (vii) agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (viii) settle, abandon or compromise any income or other material Tax claim or assessment, (ix) grant any power of attorney with respect to income or other material Taxes, or (x) fail to pay material Taxes when due;
(e)issue, sell, or subject to any Lien or otherwise dispose of any of the Company’s or its Subsidiaries’ capital stock or other equity interests, or grant of any options, warrants, convertible securities or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company’s or its Subsidiaries’ capital stock or other equity interests;
(f)incur, assume, endorse or guarantee any Indebtedness, except unsecured current obligations and liabilities incurred in the ordinary course of business or Indebtedness that would not be a Business Liability, or issuance of any debt securities; provided, that in no event shall the Company or any Subsidiary (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;
(g)authorize or commit to any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Company or the Subsidiaries, or fail to make any budgeted capital expenditure;
(h)sell or otherwise dispose of any of Business Assets, except in the ordinary course of business consistent with past practice;
(i)increase the compensation of employees with base compensation in excess of $100,000 following such increase, other than as provided for in any written agreements previously made available to Purchaser;
(j)adopt, materially amend or modify any material Plan, the effect of which in the aggregate would increase the obligations of the Company or the Subsidiaries by more than ten percent (10%) of its existing annual obligations to such plans;
(k)recognize any labor union or similar body or enter into, amend or terminate any collective bargaining or similar contract with a union;

(l)sell, transfer, assign, exclusively license, abandon, waive or otherwise dispose of any Transferred IP, other than abandonment, expiration, cancellations, or other disposal of such Intellectual Property Rights at the end of their statutory term or useful life;
(m)(i) amend, waive, modify or consent to the termination of any Material Contract, (ii) amend, waive, modify or consent to the termination of the Company’s or the Subsidiaries’ rights thereunder, or (iii) enter into any Contract that would be included in the definition of Material Contract if it had been entered into as of the date hereof, other than in the ordinary course of business consistent with past practice;
(n)enter into any Contract with any Related Party;
(o)cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;
(p)permit the lapse of any Insurance Policy;
(q)with respect to the Company and its Subsidiaries only, acquire by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;
(r)with respect to the Company and its Subsidiaries only, adopt any plan of merger, consolidation, reorganization, complete or partial liquidation, restructuring, reorganization or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law, or any other alteration of the Company’s corporate structure; or
(s)enter into any Contract to do any of the foregoing, or permit to occur any action or omission that would result in any of the foregoing.
Section 6.12Exclusivity.
(a)Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Seller shall not, and shall take all action necessary to ensure that none of the Company or any of its Affiliates shall, directly or indirectly:
(i)solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (x) relating to any direct or indirect acquisition or purchase of all or any portion of the equity or ownership interest of the Company or any Subsidiary or assets of the Company, the Subsidiaries or Business, other than inventory or assets no longer needed for the operation of the Business to be sold in the ordinary course of business consistent with past practice, (y) to enter into any merger, consolidation or other business combination relating to the Company or the Subsidiaries are party or (z) to enter into a recapitalization or reorganization or any other extraordinary business transaction involving the Company, the Subsidiaries or the Business; or
(ii)participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to enter into any of the transactions contemplated by Section 6.12(a)(i). Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. As promptly as practicable following the execution of this Agreement, Seller will terminate, or cause to be terminated, any such Person’s and such Person’s representatives’ access to any electronic data room granted in connection with any such potential transaction.
(b)Seller shall notify Purchaser promptly, but in any event within twenty-four (24) hours, in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect to the Business, is made. Seller shall not, and shall cause the Company, the Subsidiaries and Business not to release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller or the Company or the Subsidiaries is a party, in each case, that relates to the Business, without the prior written consent of Purchaser.
(c)Notwithstanding the foregoing, this Section 6.12 shall not a shall not restrict Seller, Seller Parent or their Affiliates from engaging in discussions, negotiations, or transactions relating to a sale, merger, or change of control of Seller, Seller Parent or their Affiliates or substantially all of the assets of Seller, Seller Parent or their Affiliates; provided that the aforementioned does not relate to the Business or the transaction as contemplated in this Agreement.
Section 6.13Termination of Related Party Agreements; Intercompany Arrangements. Effective immediately prior to the Closing, (a) all Contracts (including those Contracts set forth on Schedule 3.08) between the Company or the Subsidiaries, on the one hand, and any Related Party of Seller (other than the Company and the Subsidiaries), on the other hand, will be automatically terminated in their entirety without any further liability or obligation on the part of the Company, the Subsidiaries, Purchaser or any of their respective Affiliates and (b) all intercompany and intracompany accounts between the Company and the Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and the Subsidiaries), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation.
Section 6.14Notification of Certain Matters. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Seller shall give prompt written notice to Purchaser of (a) the occurrence of any change, condition or event, which would render any representation or warranty of Seller contained in this Agreement untrue or inaccurate, (b) the occurrence of any change, condition or event that has had or is reasonably likely to have a material adverse effect on the Company, the Subsidiaries or the Business, (c) any failure of Seller, the Company or any other Affiliate of Seller to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Purchaser’s obligations hereunder, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated hereby, and (e) any Litigation commenced or, to Seller’s Knowledge, threatened against Seller, the Company or the Subsidiaries that would be reasonably likely to impair or delay the ability of such party to consummate the transactions contemplated hereby; provided, however, that Seller’s failure to give notice of any such occurrence shall not be taken into account in determining whether the conditions to Closing set forth in Article X have been satisfied.
Section 6.15Ancillary Agreements. As soon as reasonably practicable after the date hereof and prior to the Closing, each of the parties will, and will cause its respective Affiliates to, cooperate in good faith to finalize in definitive form each of the ancillary agreements (including any schedules and exhibits thereto) contemplated by this Agreement, including but not limited to the Stockholders Agreement, the Transition Services Agreement and the Sublease.
Section 6.16Update. Seller will have the right from time to time prior to the Closing to supplement or amend the Schedules with respect to any matter hereafter arising or discovered, which if existing or known at the date of this Agreement would have been required or appropriate to be set forth or described in such Schedules, subject to Purchaser’s consent (which consent will not be unreasonably, withheld, conditioned or delayed).

Article VII

TAX MATTERS
Section 7.01Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the transactions contemplated hereby, if any, will be paid by Purchaser when due and the party required under applicable Law to file any necessary Tax Returns and other documentation with respect to such Transfer Taxes will file such necessary Tax Returns and other documentation.
Section 7.02Tax Elections. The parties agree that no election pursuant to Section 338 or Section 336 of the Code will be made by Purchaser, the Company or any Subsidiaries with respect to the transactions contemplated under this Agreement.
Section 7.03Tax Refunds. All refunds of Taxes of the Company and the Subsidiaries that are attributable to any Pre-Closing Tax Period that are received in cash (or Tax credits received in lieu of such refund in cash) by Purchaser, the Company or a Subsidiary or any of their Affiliates following the Closing will be for the account of Seller but excluding any refund that (i) results from the carryback of a net operating loss or other Tax asset or attribute to a Pre-Closing Tax Period that is generated after the Closing Date and (ii) is required to be paid to any other Person pursuant to any Contract or other arrangement entered into by the Company or any Subsidiary prior to the Closing. The amount of any such Tax refunds or credits (net of any reasonable out-of-pocket expenses or costs (including Taxes) incurred by Purchaser, or their respective Affiliates (including, after the Closing, the Company and the Subsidiaries)) will be paid to Seller within fifteen (15) Business Days after receipt thereof (or in the case of Tax credits, the filing of a Tax Return reflecting such Tax credit) by wire transfer of immediately available funds. To the extent any Tax refund or credit paid or credited to Seller pursuant to this Section 7.03 is subsequently disallowed or required to be returned to the applicable Governmental Authority pursuant to a final "determination" within the meaning of Section 1313(a) of the Code (or any similar provision of state, local, or non-U.S. Tax Law), Seller will promptly repay the applicable amount to Purchaser (net of any reasonable out-of-pocket costs incurred by Seller in connection therewith), or the applicable Governmental Authority, as applicable, provided that Seller shall not be required to pay to Purchaser an amount in excess of the amount previously received by Seller pursuant to this Section 7.03 in respect of such refund or credit.
Section 7.04Tax Returns.
(a)Seller will prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries for any taxable period that ends on or prior to the Closing Date that are due after the Closing Date, which Tax Returns will be prepared in a manner consistent with the past practices of the Company and its Subsidiaries unless otherwise required under applicable Law. A draft of each such Tax Return prepared pursuant to this Section 7.04(a) will be provided by Seller to Purchaser no later than the date thirty (30) days prior to the due date for such Tax Return in the case of any Tax Return with respect to Income Tax and as soon as practicable in the case of any non-Income Tax Return.  Any reasonable comments to such Tax Returns submitted by Purchaser to Seller shall be incorporated and reflected by the Seller. Seller will timely file or cause to be timely filed all such Tax Returns with the applicable Governmental Authority and timely pay or cause to be timely paid all Taxes shown as due and owing thereon.
(b)Purchaser will prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries for any Straddle Period. A draft of each such Tax Return prepared pursuant to this Section 7.04(a) will be provided by Purchaser to Seller no later than the date thirty (30) days prior to the due date for such Tax Return in the case of any Income Tax Return and as soon as practicable in the case of any non-Income Tax Return. Any reasonable comments to such Tax Returns submitted by Purchaser to Seller shall be incorporated and reflected by the Seller. Purchaser will timely file or cause to be timely filed all such Tax Returns with the applicable Governmental Authority and will timely pay or cause to be timely paid all Taxes shown as due and owing thereon, subject to Purchaser’s right to indemnification for the pre-Closing portion of any Straddle Period Taxes (calculated in accordance with Section 7.04(b)) pursuant to Article XI. Seller shall reimburse Purchaser for the amount of Straddle Period Taxes allocable to the Pre-Closing Tax Period (calculated in accordance with Section 7.04(c)) within five (5) days of the due date of the Taxes or the Tax Return, whichever is earlier.
(c)For all purposes of this Agreement relating to the apportionment of Taxes with respect to a Straddle Period, (i) Taxes that are based upon or related to income, receipts, profits, wages, capital or net worth, or that are imposed in connection with any sale or other transfer or assignment of property or other specifically identifiable transaction or event, shall be apportioned based on an interim closing of the books as of the end of the Closing Date and (ii) all other such Taxes shall be allocated to the pre-Closing and post-Closing portions of such Straddle Period based on a daily proration of such Taxes for the entire Straddle Period. Purchaser will, to the extent permitted under applicable Law at a “more likely than not” or higher level of comfort, treat the Closing Date as the last day of the taxable period of the Company and the Subsidiaries for all Income Tax purposes.  Purchaser agrees that for Income Tax purposes, the income of the Company and the Subsidiaries for tax years ending on and including the Closing Date or that include the Closing Date will be allocated based on an interim closing of the books at the end of the day on the Closing Date to the extent permitted by Law. For the avoidance of doubt, Seller will be responsible for and pay all Taxes of the Company and the Subsidiaries for Pre-Closing Tax Periods and Purchaser will be responsible for and pay all Taxes of the Company and the Subsidiaries for Post-Closing Tax Periods.
(d)Notwithstanding anything to the contrary in this Agreement (including Article XI):
(i)Seller and Seller Parent shall have no liability under this Agreement with respect to Taxes incurred as a result of any action taken outside the ordinary course of business by Purchaser or any of its Affiliates (including, after the Closing, the Company and the Subsidiaries) on the Closing Date after the Closing; and,
(ii)The parties hereto agree that to the extent permitted by applicable Law and deductible in a Pre-Closing Tax Period at a “more likely than not” or higher level of comfort (and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success based fees” to the extent permitted under applicable Law), any Transaction Tax Deductions will be reported on Tax Returns for Pre-Closing Tax Periods or, in the case of any Transaction Tax Deductions reported on any Tax Return for a Straddle Period, such deductions will be treated as arising in the portion of such Straddle Period ending on the Closing Date.
Section 7.05Certain Tax Actions.
(a)Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates (including, after the Closing, the Company and the Subsidiaries) will (i) amend or file any Tax Return, (ii) make or change any Tax election, (iii) enter into or pursue any voluntary disclosure agreement or voluntary disclosure program or similar program with a Governmental Authority, (iv) file any ruling or request with a Governmental Authority, or (v) extend or waive any statute of limitations, in each case, to the extent any such action relates to a Pre-Closing Tax Period and could affect the amount of any payment to be made to Seller under this Agreement or could result in a Tax liability of Seller or its direct or indirect owners or an indemnification obligation pursuant to Article XI, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(b)If, after the Closing, Purchaser or any of its Affiliates (including, after the Closing, the Company or a Subsidiary) receives notice of any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes (a “Tax Contest”) that relates in whole or in part to a Pre-Closing Tax Period and that could affect the amount of any payment to be made to Seller under this Agreement or a Tax liability of Seller or its direct or indirect owners or could result in an indemnification obligation under Article XI, then, Purchaser (i) will notify Seller of such Tax Contest within ten (10) Business Days after receipt of such notice, (ii) will keep Seller reasonably informed of all material developments with respect to such Tax Contest, (iii) will not settle such Tax Contest without the prior written consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed), and (iv) will permit Seller to participate in the defense of such Tax Contest (at the expense of Seller). With respect to any Tax Contest that relates exclusively to a Pre-Closing Tax Period, Seller shall have the right to control the defense and resolution of such Tax Contest; provided, that (A) Seller shall keep Purchaser reasonably informed of all material developments with respect to such Tax Contest, (B) Seller shall not settle or compromise any such Tax Contest without Purchaser's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and (C) Purchaser shall have the right to participate in the defense of such Tax Contest at its own expense and by selecting counsel of its choice.
(c)With respect to any prepaid amounts or unearned or deferred revenue received by the Company and its Subsidiaries prior to the Closing, the Parties agree that for U.S. federal and all other applicable income Tax purposes (i) the Company and its Subsidiaries shall recognize any such prepaid amounts or unearned or deferred revenue as an item of income pursuant to Section 451(c) of the Code (and any corresponding or similar provision of state, local or foreign Law), and (ii) the amount of any such prepaid amounts or unearned or deferred revenue shall be treated in a manner similar to any other assumed obligation or contingent liability for income tax purposes, and not in the manner provided for in Revenue Ruling 71-450, 1971-2 C.B. 78, Pierce Corporation v. Commissioner of Internal Revenue, 326 F.2d 67 (8th Cir. 1964), or any other guidance to treat Purchaser as recognizing any income with respect to such prepaid amount or unearned or deferred revenue.
Section 7.06Purchase Price Adjustments. The parties agree that all payments made pursuant to Section 7.03 hereof will to the extent permitted by Law be treated as adjustments to the consideration received by Seller in the Contribution and Exchange for U.S. federal income tax purposes.
Section 7.07Tax Sharing Agreements. Prior to the Closing, all Tax sharing, Tax indemnity, Tax allocation and similar agreements or arrangements between (A) the Company or any Subsidiary, on the one hand, and (B) Seller or any of its Affiliates (other than the Company and the Subsidiaries), on the other hand, will be terminated and will have no further effect with respect to the Company and the Subsidiaries for any Tax period (whether past, present or future), and, after the Closing, no additional payments will be made thereunder with respect to any Tax period, whether in respect of a redetermination of liability for Taxes or otherwise. Seller will, and will cause its Affiliates (including the Company and the Subsidiaries) to, take all steps necessary to ensure that each such termination is effective in the manner described in this Section 7.07.
Section 7.08Allocation.
(a)Purchaser and Seller agree that the purchase price will be allocated for U.S. federal income tax purposes among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Law, as applicable), and a third-party valuation of the Company’s Common Stock for tax reporting purposes to be delivered by Purchaser within sixty (60) days of Closing (the “Equity Valuation”).

(b)Provided that Seller shall have accepted Purchaser’s proposed Equity Valuation or the parties shall have otherwise agreed as to the valuation of the Company’s Common Stock for tax reporting purposes, then within ninety (90) days after the Closing Date, Seller will prepare and deliver to Purchaser a schedule setting forth Seller’s proposed allocation (the “Allocation Schedule”). Purchaser will have sixty (60) days following receipt of the Allocation Schedule to deliver to Seller a notice stating that Purchaser disagrees with all or any portion of the Allocation Schedule. If no notice of disagreement is delivered to Seller on or prior to the expiration of such sixty (60)-day period, then the Allocation Schedule as prepared by Seller pursuant to this Section 7.08(b) will be deemed to have been accepted by Purchaser and will be final and binding on the parties (the “Final Allocation Schedule”) and the parties shall not take any position on any Tax Return or otherwise that is inconsistent with such Final Allocation Schedule, except as otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Tax Law). If, however, a notice of disagreement is timely delivered to Seller pursuant to this Section 7.08(b), then Purchaser and Seller will, during the thirty (30) days following such delivery, use their respective commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine a mutually agreeable Allocation Schedule. If, during such thirty (30)-day period, the parties reach agreement upon the Allocation Schedule, such Allocation Schedule shall be treated as the Final Allocation Schedule for purposes of this Section 7.08(b). If, during such thirty (30)-day period, Purchaser and Seller do not to reach such an agreement and resolve all disputed items or amounts, or if Seller did not accept Purchaser’s proposed Equity Valuation and the parties have not otherwise agreed on the fair market value of the Company’s Common Stock for tax reporting purposes, then the parties shall be free to report the allocation for all Tax purposes as they each determine in their respective sole discretion.
Section 7.09
Article VIII

EMPLOYEE MATTERS
Section 8.01Transferring Employees. With respect to Transferring Employees, Purchaser shall, at least ten (10) days prior to the Closing, make an offer of employment (the “Employment Offers”) to each Transferring Employee, effective immediately upon the Closing; provided, however, that with respect to any Transferring Employee who is on an approved leave of absence as of the Closing Date, such offer will be effective as of the date when such Transferring Employee returns to active employment in accordance with the terms of his or her leave or applicable Law. Effective as of the Closing, Seller shall, or shall cause its applicable Affiliate to, terminate the employment of the Transferring Employees; provided, however, that Seller or its Affiliate, as applicable, will continue to employ any Transferring Employee who is on an approved leave of absence as of the Closing Date until the date when such Transferring Employee returns to active employment in accordance with the terms of his or her leave or applicable Law.
Section 8.02Severance Obligations. If Seller or any of its Affiliates is obligated to pay any severance or other benefits (including such benefits as are required under applicable Law) to, or incur any additional liability with respect to, any Transferring Employee who does not continue or accept employment with Purchaser or its Affiliates at or after Closing solely as a result of Purchaser’s failure make an offer to, such Transferring Employee in accordance with Section 8.01, Purchaser shall, and shall cause its Affiliates to, reimburse or otherwise indemnify and hold harmless Seller and its Affiliates for all such severance and other benefits.
Section 8.03Third-Party Rights. No provision of this Agreement shall (a) create any third-party beneficiary or other rights in any current or former employee, director, officer, independent contractor, or individual service provider of the Company of any of the Subsidiaries to enforce the provisions of this Article VIII, (b) be construed as an amendment, waiver or creation of any Plan (whether of Seller, Purchaser or any of their respective Affiliates), (c) limit in any way the right of the Company, the Subsidiaries, Purchaser, or their respective Affiliates to amend or terminate any Plan at any time, or (d) create any right to employment, continued employment, or any term or condition of employment with the Company, the Subsidiaries, Purchaser, or their respective Affiliates.
Article IX

TERMINATION
Section 9.01Termination.
(a)This Agreement may be terminated at any time prior to the Closing:
(i)by the mutual written consent of Seller and Purchaser;
(ii)by either Seller or Purchaser, upon written notice to the other party, if the transactions contemplated hereby and conditions to Closing have not been consummated on or before April 15, 2026 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(a)(ii) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the transactions to be consummated on or before the Drop Dead Date;
(iii)by either Seller or Purchaser if (a) an Order has been issued by a Governmental Authority of competent jurisdiction as contemplated by Section 10.01(a) or (b) a restraint of the type set forth in Section 10.01(b), in each case, permanently enjoining or otherwise prohibiting the transactions contemplated hereby, shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(a)(iii) shall not be available to any party whose failure to fulfil any covenant set forth in this Agreement has been a material cause of, or resulted in, the occurrence of such Order or restraint;
(iv)by Purchaser by written notice to Seller if there has been a breach, inaccuracy in or failure to perform (in each case that is material) any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that (A) would give rise to the failure of any of the conditions to Closing set forth in Article X, and (B) such breach, inaccuracy or failure cannot be cured by Seller by the Drop Dead Date, or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement to this Section 9.01(a)(iv) and the basis for such termination; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(a)(iv) if it is then in breach of any of its covenants or other agreements set forth in this Agreement that would result in the closing conditions set forth in Section 10.03 (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) not being satisfied; or
(v)by Seller by written notice to Purchaser and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that (i) would give rise to the failure of any of the conditions to Closing set forth in Article X, and (ii) such breach, inaccuracy or failure cannot be cured by Purchaser by the Drop Dead Date, or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from Seller stating Seller’s intention to terminate this Agreement to this

Section 9.01(a)(v) and the basis for such termination; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(a)(v) if it is then in breach of any of its covenants or other agreements set forth in this Agreement that would result in the closing conditions set forth in Section 10.02 (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) not being satisfied.
(b)The party seeking to terminate this Agreement pursuant to this Article VIII (other than Section 9.01(a)(i)) shall give prompt written notice, specifying the provision hereof pursuant to which such termination is made, of such termination to the other parties.
Section 9.02Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party except:
(a)that the obligations set forth in Section 6.07(c) and this Section 9.02 and Article XII shall survive termination; and
(b)that nothing herein shall relieve any party from liability for any willful and material breach of any provision hereof. For purposes of this Section 9.02, a “willful and material breach of any provision hereof” shall mean a deliberate action or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in, or intends such action or omission to be or reasonably expects such action or omission to, result in a breach of this Agreement.
Article X

CONDITIONS TO CLOSING
Section 10.01Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions contemplated by this Agreement or causing any of the transactions contemplated by this Agreement to be rescinded following completion thereof; provided, however, that the parties shall use their respective reasonable best efforts (including by way of appeal) to have any Order vacated, reversed, lifted or otherwise rendered ineffective.
(b)No statute, rule or regulation shall have been enacted by any Governmental Authority after the date hereof which makes the consummation of the transactions contemplated hereby illegal.
(c)Prior to the Closing, the Schedules, as revised pursuant to Section 6.15, shall be in form and substance mutually acceptable to the parties.
Section 10.02Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Each of the Fundamental Representations contained in Article III and Article IV will be true and correct in all respects both when made and as of the Closing Date with the same force and effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which will be true and correct in all respects as of that specified date).

(b)Each of the representations and warranties of Sellers contained in Article III and Article IV (other than the Fundamental Representations contained therein) will be true and correct in all respects both when made and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which will be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, the Subsidiaries or the Business.
(c)Since the date of this Agreement, there will not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the Company, the Subsidiaries or the Business.
(d)Seller and its Affiliates, as applicable, will have duly performed and complied in all material respects with all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by Seller and its Affiliates prior to or on the Closing Date.
(e)Purchaser will have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller certifying that each of the conditions set forth in Section 10.02(a), Section 10.02(b), Section 10.02(d), Section 10.02(g), and Section 10.02(h) have been satisfied.
(f)Seller will have delivered to Purchaser the agreements, documents, instruments, or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 2.03 of this Agreement.
(g)Seller and its Affiliates, as applicable, will have paid all liabilities owed to the Transferring Employees, including but not limited to, for the avoidance of doubt, related to any equity incentive plans, prior to or on the Closing Date.
(h)Seller and its Affiliates, as applicable, will have validly transferred all Transferred Tangible Assets to the Company prior to or on the Closing Date.
Section 10.03Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Purchaser contained in Article V will be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay Purchaser’s consummation of the transactions contemplated herein.
(b)Purchaser will have duly performed and complied in all material respects with all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)Seller will have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser certifying that each of the conditions set forth in Section 10.03(a) and Section 10.03(b) have been satisfied.
(d)Guarantor or its Affiliate will have funded Purchaser in accordance with its Subscription Agreement.
(e)The Funding Commitment will be in full force and effect.
(f)Purchaser will have delivered to Seller the agreements, documents, instruments, or certificates required to be delivered by Purchaser at or prior to the Closing pursuant to Section 2.03 of this Agreement.
Article XI

INDEMNIFICATION
Section 11.01Survival. Subject to the limitations and other provisions of this Agreement, all representations other than Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. Fundamental Representations shall remain in full force and effect until the expiration of the applicable statute of limitations plus sixty (60) days. All covenants and agreements of the parties to be performed after the Closing contained herein shall survive the Closing indefinitely for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party in accordance with Section 11.05 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved in accordance with this Article XI.
Section 11.02Indemnification by Seller.
(a)Subject to the terms and conditions of this Article XI, from and after Closing, Seller shall indemnify and defend each of Purchaser and its Affiliates (including the Company) and their respective representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:
(i)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;
(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;
(iii)any Indebtedness of the Company outstanding as of the Closing;
(iv)the Excluded Liabilities; and
(v)any Pre-Closing Taxes.
(b)Subject to the limitations set forth in this Article XI, any indemnifiable Loss to any Purchaser Indemnitee resulting from, or arising out of or relating to the item set forth in Section 11.02(a)(i) with respect to Shared Indemnifying Representations shall be satisfied by the transfer by Seller or its Affiliates and Founder to Purchaser of shares of common stock of

Purchaser held by Seller or its Affiliates and Founder, in proportion to their ownership of Purchaser common stock, the number of shares which would reduce the Seller and its Affiliates’ and Founder’s fully diluted ownership of Purchaser as of Closing by a percentage equal to the quotient of (i) fifty-five percent (55%) of the indemnification liability, divided by (ii) $120,000,000. In the event the shares of common stock of Purchaser held by Seller or its Affiliates or Founder when any such indemnification is due is insufficient to satisfy such party’s indemnification obligation in full, such party shall pay the excess by wire transfer of immediately available funds. For clarity, the $120,000,000 stated in Section 11.02(a) and Section 11.02(c) is an amount defined and agreed upon by the parties solely for purposes of certain provisions of this Agreement and accordingly, the parties acknowledge and agree that it does not represent a determination of the fair market value of the Company’s Common Stock or Preferred Stock.
(c)Subject to the limitations set forth in this Article XI, any indemnifiable Loss to any Purchaser Indemnitee resulting from, or arising out of or relating to the item set forth in Section 11.02(a)(i) with respect to Seller Indemnifying Representations shall be satisfied by the transfer by Seller or its Affiliates to Purchaser of shares of common stock of Purchaser held by Seller or its Affiliates, in proportion to their ownership of Purchaser common stock, the number of shares which would reduce the Seller and its Affiliates’ fully diluted ownership of Purchaser as of Closing by a percentage equal to the quotient of (i) eighty percent (80%) of the indemnification liability, divided by (ii) $120,000,000. In the event the shares of common stock of Purchaser held by Seller or its Affiliates when any such indemnification is due is insufficient to satisfy Seller’s indemnification obligation in full, Seller shall pay the excess by wire transfer of immediately available funds.
(d)Subject to the limitations set forth in this Article XI, any indemnifiable Loss to any Purchaser Indemnitee resulting from, or arising out of or relating to the items set forth in Section 11.02(a)(ii)-(v) shall be payable by Seller to such Purchaser Indemnitee by wire transfer of immediately available funds.
Section 11.03Indemnification by Purchaser.
(a)Subject to the terms and conditions of this Article XI from and after Closing, Purchaser shall indemnify and defend each of Seller and its Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(i)any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; and
(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement.
(b)Subject to the limitations set forth in this Article XI, any indemnifiable Loss to any Seller Indemnitee resulting from, or arising out of or relating to the item set forth in Section 11.03(a) shall be payable by Purchaser to such Seller Indemnitee by wire transfer of immediately available funds.
Section 11.04Certain Limitations. The indemnification provided for in Section 11.02 and Section 11.03 shall be subject to the following limitations:
(a)Seller shall not be liable to the Purchaser Indemnitees for indemnification under Section 11.02(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 11.02(a)(i) exceeds six hundred thousand dollars ($600,000) (the “Basket”), in which event Seller shall be required to pay or be liable only for such Losses that exceed the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 11.02(a)(i) shall not exceed six million dollars ($6,000,000). In no event will Seller’s liability pursuant to this Article XI exceed the Total Equity Value.
(b)In no event will Purchaser’s liability pursuant to this Article XI exceed the Total Equity Value.
(c)Notwithstanding the foregoing, the limitations set forth in Section 11.04(a) and Section 11.04(b) shall not apply to Losses arising from Fraud.
(d)For purposes of this Article XI (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(e)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
(f)Each of Seller and Purchaser shall use commercially reasonable efforts to take, and cause its Affiliates to take, all steps required under applicable Law in respect of mitigating any Losses that are indemnifiable pursuant to the terms of this Agreement.
Section 11.05Indemnification Procedures. The party making a claim under this Article XI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article XI is referred to as the “Indemnifying Party”.
(a)Third-Party Claims. If any Indemnified Party receives notice in writing of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure materially and adversely prejudices the Indemnifying Party. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof, shall indicate such party’s best estimate in light of the facts then known to the Indemnified Party of the estimated amount of the Loss that has been or may be sustained by the Indemnified Party and shall describe in reasonable detail, in light of the facts then known to the Indemnified Party, the basis for such party’s request for indemnification under this Agreement. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or the Subsidiaries, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. After the delivery of notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such action, the Indemnifying Party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the Indemnified Party under this Section 11.05(a) for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) if such Indemnified Party is a defendant in any action or proceeding which is also brought against the Indemnifying Party, there may be legal defenses available to such Indemnified Party that are not available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement within thirty (30) days of receipt of notice of such Third-Party Claim in accordance with this Section 11.05(a), or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 11.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim provided, however, that the Indemnifying Party will not be bound by any compromise or settlement of any such Third-Party Claim or commencement of action unless the Indemnified Party obtained the prior written consent of the Indemnifying Party. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim.
(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), (i) that results in Liability or the creation of a financial or other obligation on the part of the Indemnified Party other than monetary damages for which the Indemnifying Party shall be solely responsible hereunder, or (ii) does not provide, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure materially and adversely prejudices the Indemnifying Party. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, shall indicate such party’s best estimate in light of the facts then known to the Indemnified Party of the estimated amount of the Loss that has been or may be sustained by the Indemnified Party and shall describe in reasonable detail, in light of the facts then known to the Indemnified Party, the basis for such party’s request for indemnification under this Agreement. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)In the event of any conflict between this Section 10.05 and Section 7.05(b) with respect to any Tax Contest, Section 7.05(b) shall control.
Section 11.06Tax Benefits. The amount of Losses for which indemnification is provided under this Agreement shall be net of any net Tax benefit arising from such Loss actually realized by the Indemnified Party in the year of the Loss.
Section 11.07Tax Treatment. The parties agree that any indemnity payment pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the consideration received by Seller in the Contribution for U.S. federal income tax purposes.
Section 11.08Exclusive Remedies. Subject to Section 12.12, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, except with respect to Section 12.12 and claims arising from Fraud, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other parties and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article XI. Notwithstanding the foregoing, nothing in this Section 11.08 shall (a) limit a party’s right to seek and obtain any equitable relief to which such Party is entitled pursuant to Section 12.12, (b) to seek any remedy on account of Fraud by any party hereto, or (c) limit Seller's right to pursue a claim pursuant to the Funding Commitment.
Section 11.09Guarantee. Seller Parent hereby unconditionally and irrevocably guarantees to Purchaser and Purchaser Indemnities the payment by Seller of its payment obligations under this Article XI.
Article XII

MISCELLANEOUS
Section 12.01Notices. All notices or other communications hereunder will be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), with a copy sent by electronic mail, or if sent by electronic mail (provided that no “error” message or other notification of non-delivery is generated), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
To Seller, Seller Parent or the Company (prior to the Closing):
c/o Ginkgo Bioworks, Inc.
27 Drydock Avenue, 8th Floor
Boston, MA 02210

Attention: Karen Tepichin
Email: karen@ginkgobioworks.com; legal@ginkgobioworks.com
with a copy to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:    Marko Zatylny; Matthew Byron
Email:    Marko.Zatylny@ropesgray.com;
    Matthew.Byron@ropesgray.com
To Purchaser or the Company (following the Closing):
Matt McKnight
[*********]
[*********]

Email: matt@ryegatecapital.com
with a copy to:
Crowell & Moring LLP
1001 Pennsylvania Avenue N.W.
Washington, DC 20004
Attention:    Lex Eley
Email:    leley@crowell.com
Any such notification will be deemed delivered (a) upon receipt, if delivered personally, (b) on the next Business Day, if sent by national courier service for next Business Day delivery, or (c) the Business Day received (or the immediately following Business Day, if not received on a Business Day), if sent by electronic mail (provided that no “error” message or other notification of non-delivery is generated) or any other permitted method.
Section 12.02Amendment/Waiver, etc. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided otherwise herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 12.03Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any attempt to assign this Agreement without such consent will be void and of no effect.
Section 12.04Entire Agreement. This Agreement (including all Schedules and Exhibits hereto and the other agreements referred to herein) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
Section 12.05Fulfillment of Obligations. Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, will be deemed to have been performed, satisfied or fulfilled by such party.
Section 12.06Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Notwithstanding anything in this Agreement to the contrary, other than the provisions of (a) Section 6.03, with respect to D&O Indemnified Persons, (b) Section 12.13, with respect to the Non-Recourse Parties, and (c) Section 12.15, with respect to Ropes & Gray, LLP, express or implied, is intended to confer upon any Person other than Purchaser, Seller, the Company, the Subsidiaries or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
Section 12.07Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the party incurring such expenses; provided that all such costs and expenses incurred by the Company and the Subsidiaries shall be borne by Seller.
Section 12.08Governing Law/Jurisdiction/Waiver of Jury Trial.
(a)This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise), will be governed by and enforced pursuant to the laws of the State of Delaware, its rules of conflict of laws notwithstanding. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks jurisdiction, the United States District Court for the District of Delaware or the Superior Court of the State of Delaware, in any suit, action or proceeding described in the immediately preceding sentence of this Section 12.08(a). Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 12.01. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, (ii) the United States District Court for the District of Delaware or (iii) the Superior Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)Each party acknowledges and agrees that any controversy which may arise under or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges (i) no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.08(b).

Section 12.09Counterparts, Severability, etc. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by scanned pages or other electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 12.10Headings, etc. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.
Section 12.11Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and at the expense of the party so requesting, each other party will execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.
Section 12.12Remedies.
(a)Any and all remedies herein conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.
(b)The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by Seller, on the one hand, or Purchaser, on the other hand, of any of their covenants or obligations set forth in this Agreement, Seller, on the one hand, or Purchaser, on the other hand, as applicable, will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction. In the event that any Litigation should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law. The remedies available to the Company and Seller pursuant to this Section 12.12 will be in addition to any other remedy to which it is entitled at law or in equity.
Section 12.13Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action

(whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, Controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto (including, after Closing, the Company and the Subsidiaries), or any former, current or future direct or indirect stockholder, equity holder, Controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) will have any liability for any Liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event will any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party, in each case, whether in tort, contract or otherwise. Nothing in this Section 12.13 will limit any claim for Fraud brought against any party based on such party’s Fraud.
Section 12.14Certain Damages and Remedies. Except with respect to claims made by a third party against any party hereto, no party will be liable for any consequential damages, damages based upon loss of revenue, income or profits, loss or diminution in value of assets or securities, damages calculated by “multiple of profits” or “multiple of cash flow” or other valuation methodology, or punitive, special, exemplary or indirect damages, in each case in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise) or otherwise. Notwithstanding anything to the contrary contained herein or otherwise, no party may seek to rescind this Agreement or any of the transactions contemplated hereby.
Section 12.15Waiver of Conflicts. Recognizing that Ropes & Gray, LLP has acted as legal counsel to Seller, the Company, the Subsidiaries and certain of their Affiliates prior to date of this Agreement, and that Ropes & Gray, LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Company and the Subsidiaries) after the Closing, each of Purchaser and the Company hereby waives, on its own behalf and agrees to cause its Affiliates and the Subsidiaries to waive, any conflicts that may arise in connection with Ropes & Gray, LLP representing Seller or its Affiliates after the Closing as such representation may relate to Purchaser, the Company and the Subsidiaries or the transactions contemplated hereby, including in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with Purchaser, the Company, any of its Subsidiaries or any of their Affiliates following the Closing arising out of or relating to this Agreement, the ancillary agreements contemplated hereby, the transactions contemplated hereby or the negotiation, execution, performance or consummation of any of the foregoing. In addition, all communications involving attorney-client confidences between Seller, the Company and the Subsidiaries and their Affiliates, on the one hand, and Ropes & Gray, LLP, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby will be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Company or the Subsidiaries). Accordingly, the Company and the Subsidiaries will not have access to any such communications or to the files of Ropes & Gray, LLP relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) Seller and its Affiliates (and not the Company and the Subsidiaries) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company or the Subsidiaries will be a holder thereof, (b) to the extent that files of Ropes & Gray, LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Company and the Subsidiaries) will hold such property rights and (c) Ropes & Gray, LLP will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or any of the Subsidiaries by reason of any attorney-client relationship between Ropes & Gray, LLP and the Company or any of the Subsidiaries or otherwise.
Section 12.16Disclaimer.
(a)Notwithstanding anything to the contrary contained herein or otherwise, (i) the representations and warranties of the Company expressly set forth in Article III hereof and the representations and warranties of Seller expressly set forth in Article IV hereof, are and will constitute the sole and exclusive representations and warranties to Purchaser in connection with this Agreement or the transactions contemplated hereby, and (ii) except for the representations and warranties referred to in clause (i) above (which are being made only by the Company and Seller, as applicable), neither the Company, the Subsidiaries, Seller, nor any Non-Recourse Party nor any other Person has made or is making any express or implied representation or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for a particular purpose of the Business or the assets of the Company and the Subsidiaries.
(b)Without limiting the generality of Section 12.16(a), it is understood and agreed by Purchaser, on behalf of itself and its Affiliates, that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by the Company, Seller or any of their representatives, are not and will not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article III or Article IV hereof.
Section 12.17Due Diligence Review. Purchaser acknowledges, covenants and agrees, on behalf of itself and its Affiliates (a) that they have completed to their satisfaction their own due diligence investigation, and based thereon, formed their own independent judgment with respect to the Company and the Subsidiaries; (b) that they have been furnished with or given full access to such documents and information about the Company and the Subsidiaries and their businesses and operations as it and its representatives and advisors have deemed necessary to enable them to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (c) that in entering into this Agreement, they have relied solely upon their own investigation and analysis and the representations and warranties of the Company and Seller expressly contained in Article III and Article IV hereof.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company, Seller and Purchaser have executed and delivered this Agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.
THE COMPANY:
GINKGO BIOSECURITY, INC.
By:    /s/ Matthew McKnight
    Name: Matthew McKnight
    Title:     General Manager

[Signature Page to Stock Purchase Agreement]

SELLER:
GINKGO BIOWORKS, INC.
By:    /s/ Jason Kelly
    Name: Jason Kelly
    Title:     Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SELLER PARENT:
GINKGO BIOWORKS HOLDINGS, INC.
By:    /s/ Jason Kelly
    Name: Jason Kelly
    Title:     Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

PURCHASER:
TOWER BIOSECURITY, INC.
By:    /s/ Matthew Fox McKnight
    Name: Matthew Fox McKnight
    Title:     Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Exhibit A

Form of Stockholders Agreement
[to be attached]

Exhibit B

Form of Transition Services Agreement
[to be attached]

Exhibit C

Form of Subscription Agreement
[to be attached]

Exhibit D

Form of Subcontract Pending Novation
[to be attached]

Exhibit E

Form of Charter
[to be attached]